CONTRIBUTION, EXCHANGE AND SALE AGREEMENT


                                  FOR


                             MERIDIAN MALL















                         DATED AUGUST 27, 1998


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                       TABLE OF CONTENTS

                                                                   Page

ARTICLE I - BASIC DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II - SALE, CONTRIBUTION AND EXCHANGE . . . . . . . . . . . . . . .  9
       Section 2.l.      Sale and Contribution . . . . . . . . . . . . . .  9
       Section 2.2.      Contribution Consideration. . . . . . . . . . . .  9
       Section 2.3.      Meridian Indebtedness.. . . . . . . . . . . . . .  9
       Section 2.4.      OP Units. . . . . . . . . . . . . . . . . . . . . 10
       Section 2.5.      Informational Materials . . . . . . . . . . . . . 11
       Section 2.6.      Registration Rights . . . . . . . . . . . . . . . 11

ARTICLE III - ACQUIROR'S DUE DILIGENCE . . . . . . . . . . . . . . . . . . 11
       Section 3.1       Acquiror's Review and Meridian's Disclaimer . . . 11
       Section 3.2       Material Adverse Matters. . . . . . . . . . . . . 16
       Section 3.3       Title Exceptions. . . . . . . . . . . . . . . . . 21

ARTICLE IV - CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . 22
       Section 4.l       Conditions. . . . . . . . . . . . . . . . . . . . 22
       Section 4.2       Failure or Waiver of Conditions Precedent . . . . 26

ARTICLE V - COVENANTS WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . 26
       Section 5.1       Transferors' Warranties and Representations . . . 26
       Section 5.2       Transferors' Covenants. . . . . . . . . . . . . . 34
       Section 5.3       Transferors' Additional Representations,
                           Warranties and Covenants. . . . . . . . . . . . 37
       Section 5.4       Acquiror's Warranties and Representations . . . . 37
       Section 5.5       Acquiror's Covenants. . . . . . . . . . . . . . . 40
       Section 5.6       Survival/Limitations/Joinder. . . . . . . . . . . 46

ARTICLE VI - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
       Section 6.1       Acquiror's Deposit and Default. . . . . . . . . . 49
       Section 6.2       Default by Meridian and/or Transferors. . . . . . 50

ARTICLE VII - CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
       Section 7.1       Escrow Arrangements . . . . . . . . . . . . . . . 51
       Section 7.2       Closing . . . . . . . . . . . . . . . . . . . . . 55
       Section 7.3       Prorations. . . . . . . . . . . . . . . . . . . . 55
       Section 7.4       Other Closing Costs . . . . . . . . . . . . . . . 62
       Section 7.5       Further Documentation . . . . . . . . . . . . . . 62
       Section 7.6       Possession of the Properties. . . . . . . . . . . 62
       Section 7.7       Escrow Instructions . . . . . . . . . . . . . . . 63

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ARTICLE VIII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 63
       Section 8.1       Damage or Destruction/Eminent Domain. . . . . . . 63
       Section 8.2       Fees and Commissions. . . . . . . . . . . . . . . 64
       Section 8.3       Successors and Assigns. . . . . . . . . . . . . . 64
       Section 8.4       Notices . . . . . . . . . . . . . . . . . . . . . 65
       Section 8.5       Arbitration of Disputes . . . . . . . . . . . . . 67
       Section 8.6       Acquiror and Contributor Representatives. . . . . 69
       Section 8.7       Time is of the Essence. . . . . . . . . . . . . . 69
       Section 8.8       Incorporation by Reference. . . . . . . . . . . . 69
       Section 8.9       Attorneys Fees. . . . . . . . . . . . . . . . . . 69
       Section 8.10      Construction. . . . . . . . . . . . . . . . . . . 69
       Section 8.11      Governing Law . . . . . . . . . . . . . . . . . . 69
       Section 8.12      Operating Records . . . . . . . . . . . . . . . . 69
       Section 8.13      Confidentiality . . . . . . . . . . . . . . . . . 70
       Section 8.14      Counterparts. . . . . . . . . . . . . . . . . . . 70
       Section 8.15      Entire Agreement. . . . . . . . . . . . . . . . . 70
       Section 8.16      Tax Returns . . . . . . . . . . . . . . . . . . . 71
       Section 8.17      Waiver of Jury Trial. . . . . . . . . . . . . . . 71
       Section 8.18      Binding Agreement . . . . . . . . . . . . . . . . 71
       Section 8.19      Code or Treasury Regulation Reference . . . . . . 71

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

               CONTRIBUTION, EXCHANGE AND SALE AGREEMENT


     THIS CONTRIBUTION, EXCHANGE AND SALE AGREEMENT ("Agreement') is made and entered into as of this 18th day of August, 1998, by and between MERIDIAN MALL ASSOCIATES LIMITED L.C., an Ohio limited liability company ("Meridian"), and CBL & ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership ("Acquiror").


                               RECITALS

     A. Meridian is the owner of an enclosed mall regional shopping center, known as "Meridian Mall", located in Meridian Township, Ingham County, Michigan, as described on the legal description attached to the Deed attached hereto as EXHIBIT A (the "Property").

     B. Subject to the terms and conditions set forth in this Agreement, Acquiror desires to acquire the Property from Meridian and Meridian desires to contribute the Property to Acquiror, in exchange for cash and OP Units (hereafter defined).

                               AGREEMENT

     NOW, THEREFORE, Acquiror and Meridian do hereby agree as follows:


                               ARTICLE I
                           BASIC DEFINITIONS

     "Accredited Investor" shall mean an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act (as hereinafter defined).

     "Additional Exceptions" shall have the meaning set forth in
SECTION 3.3(A).

     "Additional Title Exception Notice" shall have the meaning set forth in SECTION 3.3(B).

     "Adjustments" shall mean Meridian's Closing Costs, any prorations described in SECTION 7.3 below and other adjustments set forth in this Agreement.

     "Adverse Matters" shall mean any material facts or circumstances relating to the status of the Property and/or the Outlot Parcels constituting inaccuracies in the Disclosure Materials or matters discovered in the course of on-site inspections of the Property and/or the Outlot Parcels (provided that any such matters which are reimbursable by tenants pursuant to the terms of the Leases shall not be "Adverse Matters" for purposes of this Agreement) that are identified by Acquiror prior to the expiration of the Confirmation Period in accordance with the provisions of this Agreement and that diminish the fair market value of such Property and/or the Outlot Parcels; provided, however, that in no event shall any of the following constitute Adverse Matters: (i) any matters included or disclosed in the Disclosure Materials set forth in the Disclosure Materials List & Statement, (ii) economic, competitive, general or specific market conditions, (iii) the Permitted Exceptions,
(iv) methodologies of or express assumptions in financial projections, calculations or reports included within the Disclosure Materials set forth in the Disclosure Materials List & Statement, or
(v) any matters otherwise known by Acquiror as of the date of this Agreement.

     "Adverse Matters Amount" shall mean the amount, if any, of any decrease in the fair market value of the Property and/or the Outlot Parcels caused by any Adverse Matters relating to the Property and/or the Outlot Parcels, after netting against such decrease the amount of any increase in the fair market value of the Property and/or the Outlot Parcels resulting from the discovery prior to the expiration of the Confirmation Period of any inaccuracies in the rent roll contained in the Disclosure Materials.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a federal holiday.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section9601 et seq., as amended.

     "Close" or "Closing" shall have the meaning set forth in SECTION
7.2.

     "Closing Date" shall mean August 27, 1998, unless extended pursuant to the provisions of SECTION 3.2 OR SECTION 4.1(C) hereof; provided, however, that in the event that the Closing has not occurred by August 31, 1998, Meridian may, at its sole discretion, terminate this Agreement, by giving notice to Acquiror within seven
(7) days thereafter, as to which time shall be of the essence, provided that Janesville and Sellers under each of the Other Agreements shall have also terminated the Other Agreements, in which event the Deposit shall be returned to Acquiror and no party shall have any further rights or obligations hereunder.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated March 24, 1998, as clarified by letter from Acquiror to Bill Frauenhofer of Salomon Smith Barney dated March 25, 1998, executed by Acquiror for the benefit of Meridian with respect to the Disclosure Materials and this transaction.

     "Confirmation Letter" shall mean the letter in the form of EXHIBIT C, attached hereto and made a part hereof, to be delivered by Acquiror to Meridian on or prior to the close of the Confirmation
Period pursuant to SECTION 3.2.

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     "Confirmation Period" shall mean the period commencing on
June 3, 1998, and ending at 5:00 p.m. Eastern Standard Time on
July 8, 1998; provided, however, that the Confirmation Period may expire earlier, at Acquiror's election, upon delivery by Acquiror to Meridian of the Confirmation Letter, in which event Acquiror shall be deemed to have absolutely and conclusively waived any further Confirmation Period.

     "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

     "Contracts" shall mean all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Meridian is a party, affecting the ownership, repair, maintenance, management, leasing or operation of the Property, but excluding all Leases.

     "Deed" shall mean a limited warranty deed in the form attached hereto as Exhibit A, which will convey title to the Land subject to the Permitted Exceptions. The Deed shall recite that it is also subject to all other matters of record.

     "Deposit" shall have the meaning set forth in SECTION 6.1.

     "Disclosure Materials" shall mean all those materials relating to the Property that are generally described in SECTION A of the Disclosure Materials List & Statement, all of which have been made available to Acquiror in a so-called "data room" containing files of information on the Property.

     "Disclosure Materials List & Statement" shall mean the list of Disclosure Materials and the statements relating to the Property set forth on EXHIBIT D.

     "Environmental Laws" shall mean all applicable federal, state and local laws, rules, regulations, codes, policies and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern air quality, soil quality, water quality, wetlands, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. section 201 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 136 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. section 651 et seq.), as each of these laws may have been amended, and any analogous or related, federal, state or local statutes and the regulations promulgated pursuant thereto whether currently in existence or hereafter enacted.

     "Equipment" shall mean all of the following items (if any) to the extent owned or leased by Meridian: all fixtures, fittings, appliances, apparatus, equipment, supplies, machinery, carpeting and other materials installed, located or stored on the Property, and

                                3
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other personal property and any replacements thereof, or additions thereto, actually or constructively affixed, or attached to the Property, or placed upon, under or used in any way in connection with the complete and comfortable use, enjoyment, occupancy and/or operation of the Property, including, without limitation, all parts of the plumbing, heating, ventilating, air-conditioning, electrical and mechanical systems of the Improvements; elevators; incinerators; trash compactors; all equipment, materials and supplies used or usable in connection with the maintenance, repair and cleaning of the Property and the interior and exterior of all Improvements; all racks or similar apparatus necessary for the placement and/or retention of broadcasting antennae or other telecommunication equipment and property on the roof of or otherwise within or about the Improvements; all keys and master keys; all built-in equipment; all heating, air-conditioning, freezing, lighting, incinerating and power equipment; lampposts; all electrical equipment, transformers, wiring, conduit, meters, fixtures aid apparatus; engines; pipes; pumps; tanks; motors; hydraulic equipment; conduits; lifting, cleaning, fire prevention, fire extinguishing, smoke detection, refrigerating, ventilating and communications apparatus; boilers, furnaces, oil burners or units thereof and any firing and control apparatus used in connection therewith; appliances; air-cooling and air-conditioning apparatus; vacuum cleaning systems; storage systems; built-in or attached shelving; shades; awnings; windows; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; landscaping, sod, arbors, shrubs, plants, trees, planters and planting beds or boxes; retaining walls and enclosures; directories; mailboxes; signs; television or radio antennae; together with all building materials and equipment now or hereafter delivered to the Property and intended to be installed therein, thereon or thereunder, including but not limited to, lumber, plaster, cement, plumbing, fixtures, pipe, lath, wallboard, cabinets, nails, sinks, toilets, furnaces, heaters, brick, tile, water heaters, glass, doors, flooring, paint, lighting fixtures, heating and ventilating appliances and equipment, locks and lockets; together with all additions, accessions, proceeds, products, replacements, renewals and substitutions of and for all of the foregoing, including without limitation those items listed on EXHIBIT E.

     "Exchange" shall mean the transfer of the Property in exchange for OP Units and cash.

     "Governmental Authorities" shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities.

     "Gross Consideration" shall mean the total consideration to be paid to Meridian by Acquiror prior to Adjustments and other deductions set forth in SECTION 2.2.

     "Ground Lease" shall mean the collective reference to the documents listed on EXHIBIT F.

     "Hazardous Materials" shall mean any pollutant, contaminant, substance or waste containing hazardous substances, as those terms are defined or listed in CERCLA, and any other individual or class of pollutants, contaminants, wastes or materials defined, listed, designated, regulated, classified or identified under any applicable Environmental Laws. This definition of Hazardous Materials includes friable asbestos, petroleum or petroleum-based products, radioactive materials, flammable explosives and polychlorinated biphenyls.

     "HVAC Plant" means equipment, machinery and other property within the Real Property which produces water for use in the heating and air conditioning of a portion of the Real Property.

     "Improvements" shall mean any and all structures, buildings, facilities, parking areas or other improvements situated on the Real Property and owned by Meridian, together with all Equipment situated on the Real Property, to the extent that such Equipment constitutes a fixture.

     "In-Negotiation Leases" shall mean those leases or modifications to existing Leases listed on EXHIBIT G.

     "Intangible Property" shall mean the right, title and interest (if any) of Meridian in: (a) any and all permits, entitlements, filings, building plans, specifications and working drawings, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties (including, without limitation the roof warranties listed on EXHIBIT H hereto) and guarantees, engineering, soils, pest control, survey, environmental, appraisal, market and other reports relating to the Property, (b) all trade names, service marks, designations and logos, and the appurtenant goodwill, including, without limitation, the name "Meridian Mall" and any variation thereof, and all tenant lists, advertising materials and telephone exchange numbers identified with the Property, and (c) all books, records, files and correspondence relating to the Property and (d) all other transferable intangible property, miscellaneous rights, benefits, or privileges of any kind or character with respect to the Property, provided that the Intangible Property shall not include any claims, actions, causes of action, judgments, accounts receivable, cash, securities and cash equivalents, or the name of Meridian.

     "Janesville Property" shall mean that certain shopping center located in Janesville, Wisconsin, which is owned by Janesville
Properties Co. Limited Partnership ("Janesville"), an Ohio limited partnership.

     "Janesville Transaction" shall mean the transaction in which Acquiror shall acquire the Janesville Property.

     "Land" shall mean the real property owned in fee by Meridian described in the legal description attached hereto as EXHIBIT A.

     "Lease List" shall mean the list of Leases set forth on EXHIBIT I.

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

     "Leases" shall mean all leases, rental agreements or other agreements (including all renewals, amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Real Property and all guarantees thereof.

     "Legal Requirements" shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Property or any part thereof or the use or manner of use thereof, or to the owners, tenants or occupants thereof in connection with such ownership, occupancy or use, including, without limitation, Environmental Laws.

     "Letter of Credit" shall mean an unconditional, irrevocable, renewable and transferable demand letter of credit, the beneficiary of which shall be Acquiror or Meridian as the case may be, substantially in the form(s) set forth in EXHIBIT J.

     "Materiality Threshold Amount" shall mean Five Hundred Thousand Dollars ($500,000).

     "Meridian Indebtedness" shall mean the loan of $48,500,000.00 to Meridian's predecessor from T-L Advance, Inc. on December 15, 1992, evidenced by a Promissory Note and secured by a Mortgage and Security Agreement and other instruments (collectively, the "Meridian Loan Documents").

     "Meridian Related Parties" shall mean Meridian and its partners, members, managers, shareholders, officers, directors, affiliates and agents, and the respective heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing.

     "Meridian's Closing Costs" shall mean those closing costs for which Meridian is responsible pursuant to SECTIONS 7.2 AND 7.3 hereof.

     "Net Contribution Consideration" shall have the meaning set forth in SECTION 2.2.

     "OP Unit Recipients" shall mean those members of Meridian identified on EXHIBIT B-2 that shall receive OP Units at the Closing, and their respective heirs, personal representatives, successors and assigns permitted in accordance with this Agreement and the Partnership Agreement.

     "OP Units" shall mean Class B Common Units of Acquiror, to be issued pursuant to the provisions of SECTION 4.4 of the Partnership Agreement, which shall be entitled to the same rights and privileges as Acquiror's currently outstanding Common Units except as set forth in the Acknowledgment in the form attached hereto as EXHIBIT K (the "Acknowledgment").

     "Other Agreements" shall mean the Outlot Purchase Agreements and that certain Contribution and Exchange Agreement dated of even date herewith concerning the Janesville Property.

     "Outlot Parcels" shall mean those parcels of real property contiguous to the Real Property which are owned by the Outlot Partnerships and which are being acquired by Acquiror or Acquiror's affiliates contemporaneously with the Closing of this transaction pursuant to the Outlot Purchase Agreements.

     "Outlot Partnerships" shall mean East Lansing Properties Co., Parkway Enterprises Limited Partnership and Township Properties Co. which are the respective owners of the Outlot Parcels.

     "Outlot Purchase Agreement" shall mean the three (3) agreements of even date herewith between Acquiror or its affiliate and the Outlot Partnerships, respectively, for the purchase of the Outlot
Parcels.

     "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Acquiror, dated June 30, 1998, attached hereto as EXHIBIT L.

     "Permitted Exceptions" shall mean the various matters affecting title to the Properties that are approved or deemed approved by Acquiror pursuant to SECTION 3.3(C).

     "Personal Property" shall mean all Equipment, furniture, furnishings, trade fixtures and other tangible personal property directly or indirectly owned by Meridian, that is located at and used in connection with the operation of the Real Property.

     "Property" shall mean the shopping center property known as "Meridian Mall", which is comprised of the Real Property, Personal Property, Leases, Contracts and Intangible Property that is a part thereof.

     "REA" shall mean the

          (1) Operating Agreement between Meridian Mall Associates, Meridian Plaza and Dayton-Hudson Corporation dated June 1, 1981, recorded in Liber 1380, Page 1112 of Ingham County, Michigan Records, as amended by a Supplement to Operating Agreement dated June 1, 1981, a second Supplement to Operating Agreement dated as of August 11, 1986, a third Supplement to Operating Agreement dated as of October 31, 1986, and a fourth Supplement to Operating Agreement dated July 21, 1987, which was recorded in Liber 1649, Page 256 of Ingham County, Michigan Records (the "Hudson REA").

          (2) Reciprocal Easement Agreement dated August 31, 1977, between Roger E. Benjamin and Leonard Perlick, Trustees, and
     Meridian Plaza, recorded in Liber 1241,

     Page 938 of Ingham County, Michigan Records, as the same may have been amended as set forth on Exhibit P.

          (3) Reciprocal Easement Agreement dated as of October 2, 1992, between Meridian Mall Associates, Meridian Plaza and Park Central Properties, recorded in Liber 2021, Page 839 of Ingham County, Michigan Records, as the same may have been amended as set forth on Exhibit P.

          (4) Reciprocal Easement Agreement, dated June 15, 1989, by and between Meridian Mall Associates and Meridian Plaza and Parkway Enterprises Limited Partnership recorded in Liber 1760, Page 891 of Ingham County Records, as the same may have been amended as set forth on Exhibit P.

     "Real Property" shall mean the Land, the leasehold estate under the Ground Lease, the Improvements and all rights, privileges, easements, and appurtenances to the Land or the Improvements, including, without limitation, (i) any air, development, water, hydrocarbon or mineral rights held by Meridian, (ii) all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of the Land, the leasehold estate under the Ground Lease or the Improvements, (iii) all rights or interests relating to any roads, alleys or parking areas adjacent to or servicing the Land, the leasehold estate under the Ground Lease or the Improvements, and (iv) all condemnation awards to be made in lieu of any of the foregoing, or for damages to the Real Property by reason of the change of grade of any street, highway or avenue.

     "Registration Rights Agreement" shall mean EXHIBIT M hereof.

     "REIT" shall mean CBL & Associates Properties, Inc., a Delaware corporation.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sellers" shall mean those members of Meridian identified as Exhibit B-1 that shall receive cash at the Closing.

     "Stock" shall mean the common stock of the REIT.

     "Subsidiary Partnership" shall mean any partnership in which Acquiror has or may acquire in the future a direct or indirect interest.

     "Surviving Covenants" shall mean those covenants set forth in SECTIONS 3.1(C) and (D) and SECTION 8.2, as well as those covenants which survive pursuant to their express provisions.

     "Termination Trigger Amount" shall mean One Million Dollars
($1,000,000.00).

     "Title Company" shall mean Lawyers Title Insurance Company.

     "Title Report" shall mean the Lawyers Title Insurance Company Commitment No. 517235, Revision No. 9, dated July 17, 1998 issued with respect to the Real Property.

     "Unadjusted Stock Price" shall mean the weighted (by trading volume) average daily closing price of the Stock on the New York
Stock Exchange during the fifteen (15) trading days prior to the date which is five (5) days prior to the Closing Date.

     "Violations" shall mean violations of Legal Requirements with respect to the Property.


                              ARTICLE II
                      CONTRIBUTION AND EXCHANGE

     Section 2.l Contribution. Meridian agrees to contribute and convey and Acquiror agrees to accept and assume from Meridian, for the Net Contribution Consideration and on the terms and conditions set forth in this Agreement, fee simple and leasehold title to the Real Property and good and valid title to the remainder of the Property.

     Section 2.2. Contribution Consideration. The Gross Consideration shall be One Hundred Three Million Two Hundred Twenty-Five Thousand Dollars ($103,225,000.00) and shall be delivered to Meridian less (a) Adjustments which reduce the Gross Consideration; and (b) the amount of the Meridian Indebtedness (including accrued interest, prepayment penalties and premiums and all other sums due thereunder) (the "Loan Payoff Amount"); plus any Adjustments which increase the Gross Consideration (i.e., the Net Contribution Consideration). The Net Contribution Consideration shall be delivered partly in cash (the "Cash Consideration") and partly in OP Units (the "Unit Consideration"). The allocation of the Net Consideration between the Cash Consideration and the Unit Consideration shall be in accordance with EXHIBITS B-1 and B-2. The value of the OP Units shall be determined pursuant to the formula set forth below. Provided that all conditions precedent to Acquiror's obligations to Close as set forth in this Agreement have been satisfied and fulfilled or waived in writing by Acquiror, the Net Contribution Consideration shall be delivered to Meridian at Closing pursuant to SECTION 7.2.

     Section 2.3. Meridian Indebtedness. Subject to the terms of this Agreement, the Property shall be subject to the Meridian Indebtedness when Acquiror acquires the Property at Closing.
Acquiror shall assume Meridian's obligation to repay the Loan Payoff Amount, to the extent set forth in a letter from the lender under the Meridian Loan Documents to be delivered to Acquiror prior to Closing.

     Section 2.4.    OP Units.

          (a) The portion of the Net Contribution Consideration constituting the Unit Consideration shall be paid by issuance of OP Units to Meridian in accordance with EXHIBIT B-2. Meridian acknowledges that the OP Units are not certificated and that, therefore, the issuance of the OP Units shall be evidenced by the execution and delivery by Acquiror's general partner of the Acknowledgment.

          (b) The number of OP Units to be delivered in satisfaction of payment of the Unit Consideration shall be the number obtained by dividing the Unit Consideration by the Unadjusted Stock Price. Meridian and Acquiror hereby agree, conclusively and unconditionally, that such determination as to the number of OP Units comprising the Unit Consideration shall be made based upon the Unadjusted Stock Price, regardless of the price per share of Stock (or any other securities of the REIT) on the day of Closing, or at any time before or after Closing. If such calculation would result in a fractional number of OP Units to be delivered, the Acquiror shall pay the fractional amount in cash so as to provide for delivery of a round number of OP Units.

          (c) Meridian has delivered or shall deliver to Acquiror a completed questionnaire ("Investor Questionnaire") providing information concerning each OP Unit Recipient's status as an Accredited Investor. On the basis of the information set forth in the Investor Questionnaires previously delivered to Acquiror but subject to the provisions of Section 2.4(f), Acquiror agrees to permit each member of Meridian listed on Exhibit B-2 to become an OP Unit Recipient and to be admitted as a limited partner in Acquiror provided that this transaction Closes in accordance with its terms and each such party executes an Acknowledgment.

          (d) As a condition of receiving OP Units, each member of Meridian that is an OP Unit Recipient shall deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of the REIT, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any OP Units are exchanged for Stock as a condition of exchanging OP Units. The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documentation delivered at Closing.

          (e) The parties acknowledge that the OP Unit Recipients intend to treat this transaction relating to the exchange of the Property for OP Units as a tax-free partnership contribution pursuant to Section 721 of the Code. Acquiror shall cooperate in all reasonable respects with the OP Unit Recipients to effectuate such exchange; provided that so long as Acquiror shall perform in accordance with the terms of this Agreement and shall not be in breach of any representations, warranties or covenants set forth herein, (i) Acquiror shall have no liability whatsoever for any tax liability or related expenses of Meridian or any OP Unit Recipient except as expressly provided herein, and (ii) Acquiror shall have no obligation to incur any cost, expense or liability, except as expressly provided herein, unless Meridian or any OP Unit Recipient has agreed to reimburse and/or indemnify Acquiror to Acquiror's reasonable satisfaction in connection therewith.

          (f) In the event that any of the Perlick entities shall not have delivered its Investor Questionnaire which is reasonably satisfactory to Acquiror as of the Closing Date, the Closing shall occur, but such Perlick entities shall receive cash in lieu of OP Units.

     Section 2.5. Informational Materials. A true and correct copy of the Partnership Agreement has been furnished by Acquiror to Meridian. Meridian hereby covenants and agrees that, prior to the Closing, it shall cause each OP Unit Recipient to deliver to Acquiror an Acknowledgment that the ownership of OP Units by such OP Unit Recipient and its respective rights and obligations as a limited partner of the Acquiror (including, without limitation their right to transfer, encumber, pledge and exchange OP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in the Partnership Agreement. In that regard, Meridian hereby covenants and agrees that, at Closing, it shall cause each OP Unit Recipient to execute any and all documentation reasonably required by the Acquiror and the REIT to formally memorialize the provisions of this SECTION 2.5. Each OP Unit Recipient further acknowledges that it has received and reviewed, prior to the date of this Agreement, the REIT's Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 1997, the REIT's Proxy Statement soliciting proxy materials in connection with the REIT's 1997 annual meeting, the REIT's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and all forms 8-K filed by the REIT with the SEC Subsequent to December 31, 1997 and all press releases of the REIT since that date and Meridian agrees and covenants that each OP Unit Recipient shall so acknowledge on or prior to the Closing Date. All of the materials and information referred to in this SECTION 2.5 are listed on EXHIBIT O hereto and shall be collectively referred to as "Informational Materials."

     Section 2.6. Registration Rights. At Closing, Acquiror shall cause the REIT to confer to each OP Unit Recipient the benefits of the Registration Rights Agreement, a copy of which has been delivered to Meridian and is attached hereto as EXHIBIT M.


                             ARTICLE III
                       ACQUIROR'S DUE DILIGENCE

     Section 3.1     Acquiror's Review and Meridian's Disclaimer.

          (a) Acquiror acknowledges that Meridian has afforded Acquiror and Acquiror's agents and representatives the opportunity to review all of the Disclosure Materials prior to the date of this Agreement and will continue to make them available hereafter. In addition to the Disclosure Materials, and subject to subparagraph (b) below, Meridian will make the Property available for inspection by Acquiror and/or Acquirors representatives and agents (as well as Acquiror's lenders and their respective representatives, agents and contractors) and such parties shall, at Acquiror's risk, be entitled to conduct one or more property condition inspections and environmental audits of the Property and in connection with any of the foregoing to undertake such reasonable and customary physical, environmental and other evaluations and/or investigations and/or inspections of the Property as Acquiror and/or its lenders and their respective representatives or agents deems appropriate.

     Acquiror's (and its lenders') rights hereunder shall, without limitation specifically include the following:

               (i) The Acquiror and/or its lenders and their respective representatives and agents shall have the right, subject to the rights of tenants under their respective Leases, to evaluate and inspect the physical properties and structures of all Improvements on the Property, the geological character of the Property, the compliance of the Property with all Legal Requirements, the status of operations and title of the Property and matters of the survey, availability of utilities, maintenance status and other matters pertaining to the condition of the Property collectively (the "Property Condition");

               (ii)  The Acquiror and its lenders and their
          respective representatives and agents shall have the right to conduct such interviews with tenants and/or adjoining property owners as Acquiror desires and Meridian shall facilitate the same; and

               (iii) The Acquiror and/or its lenders and their respective representatives and agents shall have the right to examine the environmental status, compliance, quality and condition of the Property, including any and all Improvements and the subsurface thereof, and all adjacent and proximate properties (subject to the rights of the owners and/or occupants of such adjacent and proximate properties) (the "Environmental Status").

          Meridian shall also provide Acquiror and its lenders with access to the Property and all books, records, files and documents pertaining to the Property in Meridian's or Meridian's managing agent's possession or at Meridian's reasonable disposal at all reasonable times.

          (b) Acquiror's exercise of the rights of review and confirmation set forth in subsection (a) above shall be subject to the following limitations: (i) any entry onto the Property by Acquiror, its agents or representatives, shall be during normal business hours following reasonable prior notice to Meridian and at Meridian's discretion, accompanied by a representative of Meridian, (ii) Acquiror shall not conduct any drilling, test borings or other disturbance of the Property for review of soils, compaction, environmental, structural or other conditions without the prior written consent of Meridian as to the location and the time of such testing which, at Meridian's discretion, shall be performed in the presence of a representative of Meridian, (iii) any discussions or interviews with any constituent partner, member, manager, shareholder, officer or director of Meridian or any tenants of the Property or their personnel, at Meridian's discretion, shall be conducted in the presence of Meridian or its representatives, (iv) any discussions or interviews with employees at the Property shall, at Meridian's election, be conducted in the presence of Meridian or their representatives, (v) Acquiror shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at the Property and (vi) Acquiror shall indemnify, protect, defend and hold Meridian and the Meridian Related
     Parties harmless from and against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses, including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) (but expressly excluding consequential or incidental damages) related to or arising out of any entry or inspections performed by Acquiror, its agents or representatives pursuant to clause (ii) of this
     SECTION 3.1(B) or otherwise in violation of the provisions of this SECTION 3.1(B), and Acquiror, at Acquiror's sole cost and expense, shall promptly restore the Property and any damage caused to the Property by any such inspection; provided that except as expressly set forth herein, Acquiror shall have no liability to Meridian arising from (x) any physical condition of or the presence or disturbance of any Hazardous Material at the Property existing prior to Acquiror's (or its representatives' or agents') entry, whether known or unknown to Meridian, or
     (y) any acts or omissions of Meridian or any of its employees, agents or contractors (including, without limitation, any damage due to errors or omissions in information provided to Acquiror or its employees, agents or contractors) relating to environmental matters. Meridian shall at all times exercise reasonable diligence in providing Acquiror with access or information that Acquiror requests, but shall bear no liability if Meridian is not able despite reasonable efforts to afford
     Acquiror such access or information. If Meridian elects to be present during the Acquiror's exercise of the rights of review and confirmation as provided herein, the Meridian shall make its representative available in a timely fashion so as not to delay or interfere with Acquiror's schedule or activities in exercising its rights of review and confirmation. The provisions of this SECTION 3.1(B) shall survive the Closing.

          (c)  Acquiror acknowledges (i) that Acquiror has entered
     into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, (ii) that, other than as specifically set forth in this Agreement, Meridian or anyone acting or claiming to act on behalf of Meridian is not making and has not at any time made any representation or
     warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title (other than Meridian's limited
                                13
     warranty of title set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith, or the truth, accuracy or completeness of the Disclosure Materials, (iii) other than as specifically set forth in this Agreement, Acquiror is not relying upon and is not entitled to rely upon any representations and/or warranties made by Meridian or anyone acting or claiming to act on behalf of Meridian, (iv) that the Disclosure Materials include certain soil, environmental and physical reports prepared for Meridian or Meridian's lenders by third parties as to which reports
     Acquiror has no right of reliance except as expressly provided in such reports, and Acquiror acknowledges that Acquiror has conducted an independent evaluation and Meridian or anyone acting or claiming to act on behalf of Meridian has made no representations or warranties whatsoever as to accuracy, completeness or adequacy of such reports and (v) that the Disclosure Materials include certain economic projections that reflect assumptions as to future market status and future
     Property income and expense with respect to the Property which are inherently uncertain and as to which Meridian has made no representation, guaranty or warranty whatsoever. Acquiror further acknowledges that Acquiror has not received from Meridian or anyone acting or claiming to act on behalf of Meridian, any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and that Acquiror is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Based upon Acquiror's familiarity with the Property, Acquiror's due diligence relating to the Property and Acquiror's experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Acquiror shall acquire the Property on the Closing Date in its "AS IS, WHERE IS AND WITH ALL FAULTS" condition, without any representation or warranty whatsoever except as expressly provided in this Agreement, as aforesaid, and, except as expressly provided in this Agreement, Acquiror fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Acquiror's investigations. Meridian and Acquiror acknowledge that the Net Contribution Consideration to be paid to Meridian for the Property has taken into account that the Property is being contributed as the case may be, subject to the provisions of this SECTION 3.1. Except as set forth in SECTION
     5.6 nothing in this SECTION 3.1 shall be deemed to impair, limit or otherwise affect Acquiror's rights under this Agreement in respect of the representations, warranties and covenants of Meridian set forth in this Agreement and the other express provisions hereof binding on Meridian, and except as set forth in SECTION 5.6 nothing contained in this SECTION 3.1 shall be deemed to constitute a waiver by Acquiror of its rights at law or in equity, if any, to seek contribution or other recourse against Meridian in the event of a claim asserted against Acquiror by a third party with respect to liabilities arising from or relating to a breach of any express representations, warranties or covenants by Meridian hereunder to the extent that such representation, warranty or covenant has not been terminated pursuant to Section 5.6 (a). Meridian and Acquiror agree that the provisions of this SECTION 3.1 shall survive the Closing of this transaction.

          (d) Without limiting the generality of the provisions of this SECTION 3.1, except as expressly provided in this Agreement, Meridian makes no representations or warranties as to the presence or absence of any Hazardous Materials in, on, under or about the Properties. Except as expressly provided in
     Section 5.1(b) (xviii) or (xxii) of this Agreement. Acquiror specifically waives any private right of action provided , and agrees (for itself or anyone deriving rights by or through Acquiror) not to sue or join Meridian in any suit, claim or cause of action relating to environmental matters under CERCLA or any other Environmental Laws and/or any principles of common law to recover or be reimbursed for any liabilities, costs, fees, or expenses from Meridian, Meridian Related Parties, or any predecessors in interest; provided, however, that in no circumstances will Acquiror protect, defend, hold harmless, reimburse or indemnify Meridian or any Meridian Related Party in any way from claims brought against Meridian or any Meridian Related Party by any third parties in connection with the presence of any Hazardous Materials or any violation of Environmental Laws and/or common law relating to environmental matters existing prior to the Closing Date. The provisions of this SECTION 3.1(D) shall survive the Closing of this transaction.

          (e) Subject solely to SECTION 7.3 and the representations set forth in SECTION 5.1, except as may be limited as set forth in SECTION 5.6, effective as of the Closing Date, Acquiror, for itself and its agents, partners, members, shareholders, officers, directors, managers, affiliates, successors and assigns, hereby releases and forever discharges Meridian and the Meridian Related Parties from any and all rights, claims, actions, causes of action, demands and liabilities at law or in equity, whether known or unknown at the time of this Agreement (collectively, "Claims"), which Acquiror has or may have in the future, arising out of or related to the physical, structural, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under CERCLA or any other Environmental Laws or any other federal, state or local statute, rule or ordinance now or at any time hereafter in effect relating to liability of property owners or operators for environmental matters, but excluding (i) claims and liabilities specified in SECTION 5.2, subject to the limitations in SECTION 5.6, or (ii) claims arising as a result of gross negligence or wilful wrongdoing on the part of Meridian. Without limiting the foregoing, on the Closing Date, Acquiror shall be deemed to have waived, relinquished and released Meridian and all of the Meridian Related Parties from any and all Claims and other matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Property, subject, however, to Acquiror's rights and remedies provided for in this Agreement in the event of the breach of any of Meridian's express warranties, representations or covenants contained herein, subject to the limitations in SECTION 5.6, and subject to the next to last sentence of SECTION 3.1(C) hereof.

     Section 3.2     Material Adverse Matters.

          (a) On or prior to the last day of the Confirmation Period, Acquiror has delivered to Meridian the Confirmation Letter, as attached as EXHIBIT C, confirming, other than as specified in the Confirmation Letter, Acquiror's satisfaction as to the absence of any Adverse Matters Amount in excess of the Materiality Threshold Amount. Acquiror's failure to deliver to Meridian, on or prior to the last day of the Confirmation Period, an executed Confirmation Letter shall be conclusively deemed as Acquiror's confirmation of the absence of any Adverse Matters Amount in excess of the Materiality Threshold Amount. Other than for (i) breaches of Meridian's representations, warranties and covenants as expressly set forth in this Agreement that are discovered following the close of the Confirmation Period, (ii) matters identified in tenant or lender estoppel certificates which are inconsistent with written disclosures or representations by Meridian on or prior to the date hereof, (iii) matters discovered in the documents listed in
     Exhibit I and designated with an asterisk OR (iv) events which occur following the Confirmation Period but prior to Closing and which are not covered by insurance or condemnation proceeds (which are governed by SECTION 8.1 hereof) (collectively, "Post Confirmation Period Material Events"), Acquiror and Meridian shall have no rights or obligations based upon, and Acquiror specifically waives any rights or claims relating to, any Adverse Matters not identified (in accordance with the terms of this Agreement) in the Confirmation Letter for any reason whatsoever, including, without limitation, (i) mandatory exclusion from the Confirmation Letter because the Adverse Matters Amount does not exceed the Materiality Threshold Amount, or (ii) Acquiror's failure or inability for any reason (unless such reason results from Meridian's deliberate and malicious action or inaction) to identify such Adverse Matters prior to the close of the Confirmation Period.

          (b) If the Adverse Matters Amount exceeds the Materiality Threshold Amount, the Confirmation Letter shall set forth
     (i) the exact nature of any claimed Adverse Matters that contributed to such excess and the manner in which any such claimed Adverse Matters have an adverse effect on the value of the Property and/or the Outlot Parcels and (ii) reasonably detailed evidence of the existence of such Adverse Matters and Acquiror's rationale for and calculation of the Adverse Matters Amount.

          (c) If the Adverse Matters Amount, as reflected in the Confirmation Letter, is less than Termination Trigger Amount but more than the Materiality Threshold Amount, the Gross Consideration shall be reduced by the Property's pro rata share (based on the portion of the Adverse Matters Amount attributable to the Property, with any excess allocated among Meridian and the Outlot Parcels in a manner equitably determined by the sellers of such properties) (its "Pro Rata Share") of the excess of (i) the Adverse Matters Amount over (ii) the Materiality Threshold Amount as reduced by the excess, if any, of the Materiality Threshold Amount in the Janesville Transaction over the Adverse Matters Amount in the Janesville Transaction. For example, if the

     Adverse Matters Amount is $750,000 (i.e.
     $250,000 above the Materiality Threshold Amount for the Property), and the Adverse Matters Amount in the Janesville Transaction is $400,000 (i.e. $100,000 below the Materiality Threshold Amount for the Janesville Transaction), the Gross Consideration for the Property shall be reduced by the Property's Pro Rata Share of $150,000 instead of $250,000. In such event the parties shall be obligated to Close this transaction on the Closing Date in accordance with the terms of this Agreement, but Meridian shall have the right to arbitrate the Adverse Matters Amount pursuant to the arbitration provisions set forth in SECTION 8.5 below. In the event that the Janesville Transaction does not close prior to or substantially contemporaneously with the Closing hereunder, the calculation of the reduction in the Gross Consideration pursuant to this SECTION 3.2(C) shall be made without regard to the Adverse Matters Amount in the Janesville Transaction; provided, however, that promptly following the closing of the Janesville Transaction, such reduction in the Gross Consideration shall be recalculated to take account of the excess, if any, of the Materiality Threshold Amount in the Janesville Transaction over the Adverse Matters Amount in the Janesville Transaction, whereupon Meridian or Acquiror, as the case may be, shall pay, in accordance with the terms of SECTION 7.3(G), to the other party an amount equal to the adjustment that should have been made in the Gross Consideration. The provisions of this Section 3.2(c) shall survive the Closing.

          (d) If the Adverse Matters Amount, as reflected in the Confirmation Letter, is greater than the Termination Trigger Amount, then Acquiror shall elect in the Confirmation Letter either (i) to Close this transaction on the basis of a reduction of the Gross Consideration by the Property's Pro Rata Share of the difference between the Termination Trigger Amount and the Materiality Threshold Amount (but without any reduction in the Gross Consideration for the excess over the Termination Trigger Amount), or (ii) to terminate this Agreement (the "Termination Notice"). Upon receipt by Meridian of the Confirmation Letter with a Termination Notice, Meridian shall elect, within five (5) Business Days thereafter, one of the following: (A) to agree to the termination of this Agreement, in which event the Deposit shall be returned to Acquiror; (B) to agree to Close this transaction on the basis of a reduction in the Gross Consideration in the full amount of the Property's Pro Rata Share of the excess of the Adverse Matters Amount over the Materiality Threshold Amount, in which event the parties shall be obligated to Close this transaction on the Closing Date in accordance with the terms of this Agreement, or (C) to elect to pursue arbitration pursuant to SECTION 8.5 below, in which event, Meridian shall be obligated to Close the transaction (in accordance with clause (B) of this sentence but using the arbitrator's determination of the Adverse Matters Amount as the basis for reducing the Gross Consideration) if the arbitrator(s) agree(s) with Meridian's position regarding the Adverse Matters Amount, or Meridian shall be permitted to terminate this Agreement if the arbitrator(s) agree(s) with Acquiror's position regarding the Adverse Matters Amount, or, in the alternative, to Close this transaction in accordance with Clause (B) of this sentence. In the event that Acquiror shall elect to Close this transaction pursuant to clause (i) above, Meridian shall have the right to arbitrate the Adverse Matters Amount pursuant to the arbitration provisions set forth in SECTION 8.5, but notwithstanding the outcome of said arbitration, Meridian shall be obligated to Close this transaction, provided that the reduction in the Gross Consideration shall be the difference between the lesser of the Property's Pro Rata Share of the Termination Trigger Amount or the Adverse Matters Amount determined by arbitration, on the one hand, and, on the other hand, the Materiality Threshold Amount. Notwithstanding anything to the contrary set forth in this Agreement, if the Property's Pro Rata Share of the Adverse Matters Amount exceeds ten percent (10%) of the Gross Consideration, Acquiror may elect to terminate this Agreement without regard to Meridian's willingness to reduce the Gross Consideration by an amount equal to the Property's Pro Rata Share of the excess of the Adverse Matters Amount over the Materiality Threshold Amount, subject to Meridian's right to arbitrate the Adverse Matters Amount pursuant to SECTION 8.5. Notwithstanding anything herein to the contrary, the amount of the reduction in the Gross Consideration shall be reduced by the Property's Pro Rata Share of the excess, if any, of the Materiality Threshold Amount over the Adverse Matters Amount in the Janesville Transaction.

          (e) In the event that Meridian has elected to pursue arbitration pursuant to clause (C) of SECTION 3.2(D) hereof, the termination by Acquiror pursuant to clause (ii) of such Section shall not be effective until the conclusion of such arbitration. If such arbitration shall have determined that the Adverse Matters Amount is greater than the Termination Trigger Amount, this Agreement shall be terminated unless Meridian elects, within five (5) Business Days after receipt of notice of such determination through arbitration to agree to Close this transaction on the basis of a reduction in the Gross Consideration in the full amount of the Property's Pro Rata Share of the excess of the Adverse Matters Amount over the Materiality Threshold Amount by giving written notice to Acquiror, in which event the Closing shall occur on the second business day after Acquiror receives such notice. In addition, if Meridian shall have elected to pursue arbitration pursuant to clause (C) of SECTION 3.2(D), Meridian shall have the right to require that the Closing occur on the Closing Date prior to the conclusion of the arbitration, in which event the parties shall be obligated to Close this transaction on the Closing Date and the Gross Consideration shall be reduced by the Property's Pro Rata Share of the excess of the Adverse Matters Amount over the Materiality Threshold Amount as determined by such arbitration. Escrow arrangements shall be made pursuant to the provisions of
     SECTION 8.5(D) hereof.

          (f) In the event that Post-Confirmation Period Material Events (as defined in SECTION 3.2(A)) occur prior to the Closing Date, Acquiror as its sole remedy shall be entitled to recalculate the Adverse Matters Amount by adding to the amount of Adverse Matters discovered during the Confirmation Period the amount of any new Adverse Matters created as a result of a Post Confirmation Period Material Event and deliver a new Confirmation Notice to Meridian prior to the scheduled Closing Date setting forth the results of such recalculation and containing the information required under SECTION 3.2(A). Thereupon, the procedures set forth in SECTIONS 3.2(B),(C),(D) and (E) shall be implemented, and the Closing Date shall be delayed a sufficient period of time to permit such implementation.

          (g) Notwithstanding anything in this Agreement to the contrary, any matters identified by Acquiror prior to the Closing Date that constitute breaches of representations, warranties and covenants and also constitute Adverse Matters shall be treated solely as Adverse Matters and shall not be the subject of any claim for breach of representation, warranty or covenant under ARTICLE V.

          (h) Notwithstanding anything to the contrary set forth above, Acquiror and Meridian agree that the following categories of Adverse Matters ("Non-Curable Adverse Matters"), if discovered or occurring with respect to the Property and/or the Outlot Parcels at any time after the date hereof and prior to Closing, are not readily quantifiable or are otherwise not of a nature which Acquiror should be obligated to accept even if Meridian were prepared to reduce the Net Consideration: A release of Hazardous Materials which is of such seriousness as to materially adversely affect the viability of the Property and/or the Outlot Parcels as a shopping center. Within three
     (3) Business Days following the discovery or occurrence of a Non-Curable Adverse Matter, Acquiror shall notify Meridian of the nature of the Non-Curable Adverse Matter and that Acquiror elects (i) to terminate this Agreement; (ii) to Close this transaction without adjustment to the Net Meridian Consideration, notwithstanding the existence of such Non-Curable Adverse Matter, or (iii) to Close this transaction provided that Meridian agrees to cure such Non-Curable Adverse Matter in a manner reasonably satisfactory to Acquiror or to reduce the Net Consideration by an amount reasonably acceptable to Acquiror.
     In the event that Acquiror elects item (iii) in the preceding sentence, Meridian shall elect, by written notice to Acquiror, within five (5) Business Days thereafter, either (x) to agree to cure the Non-Curable Adverse Matter in a manner proposed in such notice or to accept a reduction in the Net Contribution Consideration by an amount proposed in such notice, or (y) to terminate this Agreement. If Meridian elects to terminate this Agreement, Acquiror shall have the right, by written notice to Meridian within five (5) Business Days thereafter, to proceed to Close the transaction without cure or reduction, in which event Meridian shall be obligated to Close the transaction. Notwithstanding anything to the contrary set forth above, in the event the Meridian disputes the existence of a Non-Curable Adverse Matter alleged by Acquiror, Meridian shall be entitled to arbitrate the matter pursuant to the provisions of
     SECTION 8.5.

          (i) Acquiror has advised Meridian that the environmental engineers engaged by Acquiror to perform due diligence with respect to the Property (the "Consultant") have advised Acquiror and U.S. Bank, N.A., its proposed lender for the acquisition, that core samples and additional Phase II environmental survey work, which shall be reasonably approved by Meridian in writing (the "Phase II Work") must be performed to determine whether there are any Petroleum products in the Soil which have been released from certain oil pipelines that crossed the Property during the 1960's (the

     "Potential Pipeline Spill") in the three (3) areas designated by the Consultant where spills occurred in 1963, 1968 and 1969. Following the execution of this Agreement Acquiror shall as promptly as is reasonably practical perform such Phase II Work.
     If any environmental contamination of the Property is revealed by the Phase II Work which requires abatement or management under applicable laws, the Acquiror's Consultant, in conjunction with Meridian's Consultant, whose reasonable fees, costs and expenses will be paid by Acquiror, shall provide a detailed analysis of the costs of regulatory reporting, monitoring and/or remediation of same in the manner and to the extent required by applicable law (the "Remediation"). In the event Meridian disputes the existence of such contamination, the extent of the required Remediation or the PPS Costs, Meridian shall be entitled to arbitrate the matter pursuant to SECTION 8.5 by giving notification five (5) Business Days after Acquiror notifies Meridian of the required Remediation, and/or estimated PPS Costs. (The estimated reporting, monitoring and remediation costs, as so determined are herein called the "PPS Costs"). Within one (1) day after the determination of the PPS Costs, Meridian and Acquiror shall, on the request of either party, execute a statement confirming the PPS Costs (the "Confirmation"). Failure by either party to respond within five (5) days after receipt of notice shall be deemed an agreement with the other party's statement of the PPS Costs. If the PPS Costs are $1,000,000, or less, Acquiror shall be required to Close the transaction without any reduction or abatement of the Gross Consideration. If the PPS Costs are more than $1,000,000 but less than $3,000,000, the Closing shall occur, but the Gross Consideration shall be reduced by 50% of the excess of the PPS Costs over $1,000,000. If the PPS Costs exceed $3,000,000 either Acquiror or Meridian shall have the right to terminate this Agreement by giving notice within two
     (2) Business Days after the PPS Costs are determined unless the other party elects, within two (2) Business Days after notice of the first party's election to terminate, to bear the entire cost of such excess; provided that if the PPS Costs exceed
     $10,000,000 Meridian may not reinstate the Agreement following a termination by Acquiror. Failure by the parties to give a termination notice within the time periods set forth herein shall be deemed to be an irrevocable waiver of such termination right in which event the Closing shall occur and the Gross Consideration shall be reduced by 50% of the excess of the PPS
     Costs over $1,000,000. Upon the termination of this Agreement hereunder the Deposit shall be returned to Acquiror. The provisions of this SECTION 3.2(I) shall govern and control all matters relating to the Potential Pipeline Spill. The reduction in the Gross Consideration with respect to the Potential
     Pipeline Spill as set forth in this paragraph shall be Meridian's sole obligations with respect to payment of the PPS Costs. Notwithstanding any provision of this paragraph to the contrary, in no event shall Acquiror be required to proceed to Closing and Acquiror shall retain the right to terminate this Agreement unless the PPS Costs have been fully resolved as provided in this SECTION 3.2(I). Acquiror shall have the right to terminate all (but not less than all) of this Agreement, the Janesville Agreement and the Other Agreements if following the Phase II environmental assessment the institutional lending community would not provide non-recourse financing with recourse to Acquiror but not to its partners (with normal carve outs and an environmental indemnity) on normal terms and conditions, assuming the PPC Costs are secured by the borrower with cash or other security, for the remediation of the Potential Pipeline
     Spill and/or taking account any risk assessment analysis. Any dispute concerning the institutional lending community standard shall be resolved by arbitration in accordance with Section 8.5. Time shall be of the essence with regard to the time periods set forth herein.

     Section 3.3     Title Exceptions.

          (a) Acquiror has secured and may continue to secure, at Acquiror's expense, during the Confirmation Period any additional title report or survey updates desired by Acquiror. Any title exceptions or issues disclosed by title or survey updates, disclosed by Meridian to Acquiror or otherwise identified by Acquiror, and which are not within the definition of Permitted Exceptions, shall be referred to as "Additional Exceptions." Acquiror, in any event, shall endeavor in good faith to cause the Title Company to delete or insure over any Additional Exceptions prior to Acquiror's expression of such matters in an Additional Exception Notice (as hereinafter defined).

          (b) Acquiror shall have the right to deliver a notice to Meridian identifying any Additional Exceptions ("Additional Exception Notice") (i) on or prior to the expiration of the Confirmation Period, and (ii) on or prior to the Closing Date solely with respect to matters that (A) are set forth in an update to the Title Report first received by Acquiror after the expiration of the Confirmation Period which materially and adversely affect the Property or Acquiror's rights in the Property, or (B) arise as a result of an act or omission of Meridian or any of its members, employees or agents and materially and adversely affect the Property or Acquiror's rights in the Property. Acquiror's failure to deliver any such notice in timely fashion shall be deemed an approval of the applicable Additional Exceptions disclosed to Acquiror in the Title Report or any title or survey updates, or disclosed to Acquiror by Meridian in writing or otherwise discovered by Acquiror during the Confirmation Period. Except as set forth above, Acquiror shall have no right to deliver an Additional Exception Notice following the close of the Confirmation Period. If Acquiror delivers an Additional Exception Notice within such period, Acquiror and Meridian shall promptly attempt to agree upon the method or cost to cure or remove such Additional Exception or, if not susceptible to cure or removal such Additional Exception shall be deemed to be an Adverse Matter and shall be resolved in accordance with the procedures set forth in
     SECTION 3.2. Notwithstanding the foregoing, Acquiror shall not have the right to object to any Additional Exception if the Title Company is willing to affirmatively insure or endorse over such Additional Exception at Meridian's expense.

          (c) "Permitted Exceptions" shall refer to (i) all Leases listed on the Lease List; (ii) any and all exceptions to title set forth in the Title Report attached as EXHIBIT P or the Survey identified on EXHIBIT P, (iii) zoning ordinances and regulations and other similar laws or regulations governing use or enjoyment of the Property, (iv) matters affecting title created by or with the written consent of Acquiror,

     (v) liens to secure taxes and assessments not yet due and payable,
     (vi) mortgages or deeds of trust and related encumbrances securing the Meridian Indebtedness, (vii) the Ground Lease,
     (viii) the REA and (ix) any Additional Exceptions agreed to or accepted by Acquiror in writing in accordance with the terms of this Agreement. Notwithstanding the foregoing, on the Closing Date, Meridian shall, at Meridian' sole cost and expense, remove any liens of any mortgages or deeds of trust securing indebtedness of Meridian (excluding therefrom the Meridian Loan Documents), liens for other monetary obligations that are not assumed by Acquiror (for such purposes, all unpaid installments of assessments not yet due and payable collected with ad valorem real estate taxes shall be assumed by Acquiror, subject to the prorations set forth in SECTION 7.3, and represent Permitted Exceptions) and any title matters created in violation of Meridian' covenant set forth in SECTION 5.2(H), except for any Additional Exceptions agreed to or accepted by Acquiror in writing in accordance with the terms of this Agreement.

          (d) Meridian shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of the Title Policy (hereinafter defined in SECTION 4.1(A)), excepting only customary affidavits such as regarding authority, the non-foreign status of Meridian, the rights of tenants in possession and the status of mechanics' liens in the form attached hereto as EXHIBIT Q.


                              ARTICLE IV
                         CONDITIONS PRECEDENT

     Section 4. l    Conditions.

          (a) Notwithstanding anything in this Agreement to the contrary, Acquiror's obligation to acquire the Property shall be subject to and contingent upon the satisfaction or waiver of each of the following conditions precedent at or prior to
     Closing:

               (i)   The written commitment, upon the sole
          condition of the payment of any regularly scheduled premium, of the Title Company to issue, with respect to the Property, an American Land Title Association Owner's Policy of Title Insurance in conformity with the Title Report (to the extent the same relates to the Property) (the "Title Policy") insuring Meridian's fee simple and leasehold title to the Real Property on the Closing Date in an amount equal to the Gross Consideration, subject only to the printed conditions and exceptions of such policy, the Permitted Exceptions and such Additional Exceptions as are agreed to by Acquiror pursuant to
          SECTION 3.3(B) above, together with such customary endorsements and affirmative coverage as Acquiror shall reasonably request; provided that Meridian shall bear no additional expense as a result thereof;

               (ii) Meridian's performance, observance or tender of performance of all Closing obligations and other material covenants and conditions required of Meridian under this Agreement;

               (iii) All representations and warranties of Meridian set forth in SECTIONS 5.1(A) hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and Meridian shall have so certified in writing (provided that nothing herein is intended to abrogate Acquiror's right to terminate this transaction pursuant to SECTION 3.2 based upon breaches of the representations and warranties set forth in SECTION 5.1(B));

               (iv) Receipt by Acquiror no later than the Closing Date of the following estoppel letters:

                     (A) Estoppel letters from Hudsons, Mervyns,
               Service Merchandise and J.C. Penney (collectively, the "Majors") dated no earlier than sixty (60) days prior to Closing in the form required under their respective Leases (provided that Meridian shall make reasonable efforts to obtain estoppel letters on the form attached hereto as EXHIBIT R); and

                     (B) Estoppels dated no earlier than sixty (60)
               days prior to Closing in the form attached hereto as EXHIBIT R from all tenants under Leases of Ten Thousand (10,000) square feet or more of gross leasable area within the Property and from not less than seventy-five (75%) of all other tenants of the Property leasing less than ten thousand (10,000) square feet computed by reference to gross leasable area; and

                     (C) In addition to the foregoing estoppels, a
               master estoppel in the form attached hereto as EXHIBIT S (the "Master Estoppel") from Meridian with respect to all Leases (other than the Leases described in subparagraph (A) and Leases of 10,000 square feet or more of gross leasable area unless Acquiror has waived in writing such conditions as to any such Lease) for which estoppels have not been obtained and delivered. For one (1) year after Closing, Meridian shall use its reasonable good faith efforts to obtain and deliver such tenant estoppels. Any statements made by Meridian in such Master
               Estoppel shall constitute warranties and representations by Meridian which shall survive the Closing until the earlier to occur of (x) the first anniversary of the Closing Date, or (y) the date on which any tenant supplies its own estoppel, to the extent such tenant's estoppel covers the items set forth in the Master Estoppel; provided, however, that to the extent that any tenant estoppel differs materially from the Master Estoppel, Acquiror shall be permitted to treat such material difference as a claim for breach of a representation or warranty pursuant to SECTION 5.5(B); and provided, further, that, notwithstanding anything in this Agreement to the contrary, Acquiror shall have until the earlier of (i) three (3) months after the receipt by Acquiror of the tenant estoppel in question, or (ii) one (1) year after Closing, to deliver a Claim Notice to Meridian with respect to such breach; and

                     (D) Estoppel letters from the lessor under
               each Ground Lease dated no earlier than forty-five
               (45) days prior to the Closing in the form attached hereto as EXHIBIT T.


          Notwithstanding anything in this Agreement to the contrary, if the foregoing condition (iv) has not been satisfied or waived on or before the scheduled Closing Date, Meridian shall have the right to extend the Closing Date until the earlier of (x) sixty (60) days following the scheduled Closing Date or (y) the date on which such conditions are satisfied or waived.

               (v)   The execution and delivery by all OP Unit
          Recipients of the Acknowledgment.

               (vi)  There having occurred no Non-Curable Adverse
          Matters following the Contract Date; unless the foregoing condition is waived by Acquiror pursuant to the provisions of SECTION 3.2(H).

               (vii) The following shall not have occurred:

                     (A) the bankruptcy of any Major; or

                     (B) the actual, or delivery of notice of,
               closing of business of the store operated by any of the Majors other than for repairs, inventory, remodeling and similar matters which are intended to be on a temporary basis.

               (viii) There being no material litigation or other proceeding pending against the Property that would have a material adverse effect on the Property or Acquiror's use thereof as a shopping center.

               (ix)  Intentionally Deleted.

               (x)   Intentionally Deleted.

               (xi) Receipt by Escrow Agent of a payoff letter with respect to the Meridian Indebtedness confirming the Loan Payoff Amount, together with any instruments necessary to confirm the satisfaction in full of the Loan Payoff Amount;

               (xii) The Ground Lease not having been terminated, no default beyond applicable cure period then existing thereunder and no notice of default having been delivered to Meridian by any ground lessor thereunder which has not been cured;

               (xiii) Each ground lessor under the Ground Lease shall have delivered a joinder and subordination or other similar agreement in the form attached hereto as Exhibit T-1; and

               (xiv) Each ground lessor shall have consented (to the extent it has any right to consent) in writing to the financing to be put on the Property by Acquiror immediately following the Closing.

               (xv) The purchase by Acquiror or its affiliates of the Outlot Parcels shall have closed, or shall close immediately after the Closing of this transaction; provided, however, that Acquiror shall be deemed to have waived the condition set forth in this clause (xv) if the failure of any Outlot Parcel(s) to close shall have been caused by the default of the Acquiror or its affiliates under the Outlot Purchase Agreement in question.

          (b) Notwithstanding anything in this Agreement to the contrary, Meridian's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent at or prior to Closing:

               (i)   Acquiror's performance or tender of
          performance of all Closing obligations and other material covenants and conditions required of Acquiror under this Agreement;

               (ii) All representations and warranties of Acquiror set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and Acquiror shall have so certified in writing; and

               (iii) The purchase by Acquiror of the Outlot Parcels shall have closed, or shall close immediately after the Closing of this transaction, provided, however, that Meridian shall be deemed to have waived the condition set forth in this clause (iii) if the failure of any Outlot Parcel(s) to close shall have been caused by any reason other than the default of Acquiror under the Outlot Purchase Agreement with respect thereto; and

               (iii) The execution and delivery by Acquiror of the Acknowledgment.

     Section 4.2 Failure or Waiver of Conditions Precedent. If any of the conditions set forth in SECTION 4.1 are not fulfilled or waived at or prior to Closing, then the party benefitted by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except for the Surviving Covenants, unless the other party is able to secure the satisfaction of the noted condition within five (5) Business Days of such termination notice, in which event this Agreement shall not terminate. Notwithstanding the foregoing, the termination of this Agreement pursuant to this SECTION 4.2 shall not be deemed to waive any rights that a party may have pursuant to
Article VI of this Agreement. Either party may, at its election, at any time or times at or before the Closing, waive in writing the benefit of any of the conditions set forth in SECTION 4.1(A) and
SECTION 4.1(B). In any event, Acquiror's consent to the Close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions except as otherwise specified by the provisions in writing. If this Agreement is terminated by Acquiror as a result of the failure of any condition set forth in SECTION 4.1(A) or by Meridian as a result of the failure of the condition set forth in SECTIONS 4.1(B)(I), the Title Company, as escrow agent, shall return the full amount of the Deposit to Acquiror, together with any interest accrued thereon. Notwithstanding anything to the contrary contained herein, (i) Acquiror may only waive the condition set forth in SECTION 4.1(A)(XV) hereof if all of Acquiror's conditions precedent in each of the Outlot Purchase Agreements (other than those under which the seller thereunder shall have defaulted) shall have been satisfied or waived and the purchaser thereunder shall be ready, willing and able to close thereunder, and (ii) Meridian may only waive the conditions set forth in
SECTION 4.1(B)(III) hereof if all of the seller's conditions precedent in each of the Outlot Purchase Agreements (other than those under which Acquiror shall have defaulted) shall have been satisfied or waived and the sellers thereunder shall be ready, willing and able to close thereunder.


                              ARTICLE V
               COVENANTS WARRANTIES AND REPRESENTATIONS

     Section 5.1 Meridian's Warranties and Representations. Meridian makes the following representations and warranties to Acquiror, provided that Acquiror acknowledges and agrees that each of such representations and warranties shall be deemed expressly qualified by any information set forth on the Disclosure Materials List and Statement or in the Disclosure Materials set forth on the Disclosure Materials List & Statement.

          (a) Organizational Representations. Meridian represents and warrants as follows:

               (i) Meridian is a limited liability company organized, validly existing and in good standing under the laws of the State of Ohio and has qualified to do business in the State of Michigan. Meridian has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Meridian necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Meridian have been taken and this Agreement constitutes a valid and legally binding obligation of Meridian enforceable against Meridian in accordance with its terms), subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

               (ii) Meridian's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Meridian's obligations under the instruments required to be delivered by Meridian at the Closing, do not and will not require the consent, approval or other authorization of, or registration, declaration or filing with, or payment of any premium, fee or penalty to any Governmental Authority (excepting the recordation of Closing documents to the extent contemplated in this Agreement and any transfer taxes payable in connection therewith) and do not and will not result in the creation of or claim of any lien, charge or encumbrance upon the Property or any portion thereof or any violation of, or default under, any law, regulation, rule, order or judgment of any Governmental Authority or any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Meridian is a party or by which Meridian is bound.

               (iii) There is no litigation, investigation or proceeding pending or, to Meridian's knowledge, contemplated or threatened against Meridian that, if decided adversely to Meridian, would materially and adversely affect the value of the Property or Meridian's ability to perform Meridian's obligations under this Agreement or any other instrument or document related hereto.

               (iv) Meridian is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

               (v) As of December 31, 1997, Meridian's adjusted tax basis in the Property for federal income tax purposes was approximately as set forth on EXHIBIT U, and the scheduled tax depreciation, cost recovery and amortization deductions for future years are approximately as set forth on such Exhibit. Except as noted on such Exhibit, adjusted tax basis and the scheduled tax depreciation, cost recovery and amortization deductions for future years for state income tax purposes do not differ materially from the federal amounts.

               (vi) As of December 31, 1997, the "outside tax basis" of each of the OP Unit Recipients, their capital accounts and share of liabilities is approximately as set forth on EXHIBIT V apportioned to the extent that an OP Unit Recipient may be receiving some cash as consideration for this transaction.

               (vii) Intentionally Deleted.

               (viii) Intentionally Deleted.

               (ix)  Intentionally Deleted.

               (x)   Intentionally Deleted.

               (xi)  Intentionally Deleted.

               (xii) Intentionally Deleted.

               (xiii) Intentionally Deleted.

               (xiv) Intentionally Deleted.

               (xv)  Intentionally Deleted.

          (b) Property Status. Meridian represents and warrants with respect to the Property, except as otherwise disclosed in the Disclosure Materials set forth on the Disclosure Materials List and Statement (EXHIBIT D hereof):

               (i)   Attached hereto as EXHIBIT I is a Lease List
          (Rent Roll) with respect to the Property which is true, correct and complete.

               (ii) (A) The Lease List for the Property lists all of the Leases affecting the Property. Meridian has made true, correct and complete originals or copies of all Leases (except for those documents designated with an asterisk) in effect as of the date hereof available to Acquiror for its review. To Meridian's knowledge, except as may be set forth on the Lease List, each Lease identified on the Lease List is in full force and effect and has not been modified, assumed or extended except as specified, and, except as disclosed in the Disclosure Materials List and Statement, no tenant is in material default under any such Lease and Meridian has not received written notice of any material default by the landlord under any such Lease. No tenant or other person or entity has an option to purchase or right of first refusal with respect to the sale of all or any part of the Property.

               (B) The list of REAs set forth in this Agreement with respect to the Property is true, correct and complete. The REAs listed herein constitute all of the REAs affecting the Property. Meridian has made true, correct and complete originals or copies of all REAs in effect as of the date hereof available to Acquiror for its review. To Meridian's knowledge, each REA identified in this Agreement is in full force and effect and has not been modified, assumed or extended except as specified, and, except as disclosed in the Disclosure Materials List and Statement, no party to an REA is in material default under any such REA and Meridian has not received written notice of any material default by a party to an REA. No party to an REA or other person or entity has an option to purchase or right of first refusal with respect to the sale of all or any part of the Property.

               (iii) All leasing commissions in respect of the current terms of the Leases or REAs currently in effect have been or will be paid in full by Meridian, except as provided on EXHIBIT Y.

               (iv) Except as set forth on EXHIBIT Z, Meridian has received no written notice within the thirty-six (36) month period immediately preceding the date hereof, from any tenant under any Lease which is still outstanding and otherwise has no knowledge that such tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any rents paid, payable or to become payable by such tenant thereunder or any other sums due any tenant pursuant to the terms of its Lease, or is entitled to cancel or terminate its Lease or to be released of any of its material obligations thereunder.

               (v) To Meridian 's knowledge, all work which is required to be performed by Meridian under each Lease has been performed to the Tenant's satisfaction or as required to be performed by Meridian pursuant to such Lease, except for work not completed and listed on EXHIBIT AA, and the party indicated thereon shall be responsible for payment of the same.

               (vi)  All amounts in respect of tenant cash
          allowances, lease takeover payments or takeback payment obligations and all other tenant cash inducements have been paid or satisfied in full, except as set forth on EXHIBIT BB, and the party indicated thereon shall be responsible for payment of the same.

               (vii) All security deposits currently held pursuant to the Leases are listed on EXHIBIT I hereto (including all accrued interest thereon, which is listed separately). All security deposits furnished to the landlord under the Leases have been held and applied in compliance with the applicable Leases.

               (viii) No person or entity using or occupying space at the Property under any Lease is an affiliate of Meridian, nor does Meridian or any affiliate thereof have any interest (other than owning securities of such affiliate which is publicly traded) in any such person or entity.

               (ix) There are no unexpired "free rent" periods (or similar concessions) granted to any tenants under any of the Leases, except as set forth on EXHIBIT I.

               (x) Meridian has not received any notice from a tenant within the thirty-six (36) month period preceding the date of this Agreement that has not been cured stating that a condition exists that would now permit a Tenant to cancel or terminate such Lease (or any portion thereof), to be released from liability under such Lease or cease operating or reduce its obligations under such Lease.

               (xi) Meridian has made originals or copies of all Contracts in effect as of the date hereof which survive the Closing available to Acquiror for its review, all of the documents comprising such Contracts being identified in EXHIBIT CC hereto.

               (xii) Except as set forth on EXHIBIT CC, Meridian has not given or received any written notice of default to or from any party to a Contract which survives the Closing which is still outstanding and otherwise has no knowledge that Meridian or any such party has defaulted in any material respects in performing any of its material obligations under such Contract.

               (xiii) Except as set forth on EXHIBIT CC, no cancellation or termination fee is payable in connection with the early termination of any Contract which survives the Closing.

               (xiv) Meridian has no direct or indirect ownership interest in any service provider or any fees payable to such provider under any contract which will remain in effect after the Closing.

               (xv) There are no agreements with brokers or any other persons or entities providing for the management or leasing of the Property or with contractors providing for construction within the Property which will remain in effect following the Closing, except as set forth on EXHIBIT CC or elsewhere in this Agreement.

               (xvi) The copies of the Disclosure Materials provided to Acquiror are, to Meridian's knowledge, true, accurate and complete in all material respects.

               (xvii) To Meridian's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Meridian has received no written notice from any Governmental Authorities that eminent domain proceedings for the condemnation of or any zoning, land use or similar proceedings relating to the Property or any part of the Property are pending and, to Meridian's knowledge, no such proceedings are threatened (in writing).

               (xviii)   To Meridian's knowledge, within the
          thirty-six (36) month period preceding the date of this Agreement, Meridian has received no written notice of and has no knowledge of any threatened (in writing) or pending litigation against Meridian, including litigation pursuant to any Environmental Law, which, if decided adversely to Meridian, would materially and adversely affect the Property;

               (xix) To Meridian's knowledge, within the thirty-six
          (36) month period preceding the date of this Agreement, Meridian has received no written notice that has not been cured or corrected from any Governmental Authority that the improvements constituting the Property are presently in violation of any applicable building codes;

               (xx) To Meridian's knowledge, Meridian has received no written notice from any Governmental Authority that has not been cured or corrected that the current use of the Property is in violation of any applicable zoning, land use or other similar law affecting the Property;

               (xxi) To Meridian's knowledge, no Taxes or
          Assessments are currently the subject of protest or appeal.

               (xxii) To Meridian's knowledge, Meridian has not received any written notice within the thirty-six (36) month period preceding the date of this Agreement which has not been cured or corrected (A) from any Governmental Authority of any failure by Meridian to obtain any certificate, permit, license or approval (including those required under Environmental Law) with respect to the Property, or any intended revocation, modification or cancellation of any of the same or (B) any violation of any restriction, condition, covenant or agreement contained in any easement, restrictive covenant or any similar instrument or agreement which constitutes a Permitted Exception.

               (xxiii)   To Meridians' knowledge, there are no
          Contracts with respect to the Property that are not cancelable by the owner of the Property within thirty (30) days after written notice, except as disclosed on EXHIBIT CC.

               (xxiv) Attached hereto as EXHIBIT F is a list of all of the documents constituting the Ground Lease and true, correct and complete copies of each of such documents have been delivered to Acquiror. The Ground Lease is in full force and effect, Meridian has not assigned or otherwise transferred any of its rights thereunder (other than in connection with the Meridian Indebtedness). Meridian has not sent or received any written notice to or from the ground lessor thereunder asserting or alleging that ground lessor or Meridian, as the case may be, is in default of the Ground Lease which default remains uncured and Meridian has no knowledge of any continuing default by ground lessor or Meridian thereunder. No consent or approval of the ground lessor under the Ground Lease is required in connection with Meridian's execution and delivery of the Assignment of Ground Lease (as defined below). Meridian owns the leasehold interest under the Ground Lease free and clear from all liens and encumbrances (except as set forth on EXHIBIT P hereof) and such leasehold interest has not been pledged, transferred or encumbered, in each case except as set forth in the Title Report.

               (xxv) Except as set forth in the environmental reports listed on EXHIBIT D included within the Disclosure Materials, any reports or studies prepared by or for Acquiror, and any reports obtained by Acquiror: (A) to Meridian's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Meridian has received no written notice from any Governmental Authority which has not been cured or corrected of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about the Property, except for Hazardous Materials used by Meridian or tenants of the Property in the ordinary course of business or as part of their inventory; and (B) to Meridian's knowledge, there is one (1) underground storage tank on the Property used in connection with the HVAC Plant.

               (xxvi) A schedule of the material items of personal property owned by Meridian included in the sale is attached hereto as EXHIBIT E, which Exhibit separately identifies any leased personal property, the leases for which are listed on EXHIBIT E-1 annexed hereto.

               (xxvii)   Meridian is not a party to, or otherwise
          bound by, any union or collective bargaining agreement that would be binding on Acquiror after the Closing.

               (xxviii) There are no tax abatements or exemptions affecting the Property and, within the thirty-six (36) month period preceding the date of this Agreement, to Meridian's knowledge, Meridian has not received any written notice of any proposed public improvement assessments.

               (xxix) To Meridian's knowledge, except for the property depicted on EXHIBIT DD and the Outlot Parcels, there is no real property other than the

          Property that comprises the regional shopping center commonly known as "Meridian Mall" located in the Meridian Township, Michigan area and, except for the property depicted on EXHIBIT DD and the Outlot Parcels, Meridian and Meridian Related Parties do not own or lease any real property other than the Property that is used in connection with the operation of, or is located adjacent to, the Outlets of the regional shopping center commonly known as "Meridian Mall" located in the Meridian Township, Michigan area.

               (xxx) True, complete and correct copies of the financial statements identified on EXHIBIT D hereto have previously been delivered to Acquiror and fairly and accurately present the assets, liabilities, financial position and condition, results or operations and changes in financial positions of the subjects thereof as of the dates thereof for the period referred to therein.

               (xxxi) To Meridian's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Meridian has received no notice of outstanding unpaid obligations to pay the cost of connection of any utility lines, pipes or other equipment serving the Property.

               (xxxii)   (A) To Meridian's knowledge, within the
          thirty-six (36) month period preceding the date of this Agreement, Meridian has not received any notice that development, site assessment or other similar fees payable in connection with the Property have not been paid, and
          (B) to Meridian's knowledge, no such fees are payable after the date hereof with respect to the Property as it exists on the date hereof.

               (xxxiii) Except for the REAs there are no reciprocal easement agreements or similar agreements affecting the Property.

               (xxxiv)   To Meridian's knowledge, within the
          thirty-six (36) month period preceding the date of this Agreement, Meridian has not received written notice from a Governmental Authority that has not been cured or corrected that the number of parking spaces at the Property is required to be increased above the number of parking spaces existing on the date hereof.

               (xxxv) To Meridian's knowledge, within the thirty-six (36) month period proceeding the day of this Agreement, Meridian has not received written notice from any Board of Fire Underwriters of any defect or inadequacy in connection with the Property or its operation.

               (xxxvi)   Meridian is presently maintaining the
          insurance policies and coverage set forth in the insurance summary dated November 7, 1997 included in the Disclosure Materials.

               (xxxvii) In the thirty-six (36) month period preceding the date hereof, to Meridian's knowledge, Meridian has not received any written notice of any proposed (but not yet implemented) increase in the real estate taxes or assessed valuation of the Property.

     As used in this Agreement, "Leases" shall include the Hudson REA and "tenants" shall include Dayton-Hudson Corporation. As used herein, the term "Meridian's knowledge" or words of similar effect shall mean and be limited to, the current actual knowledge of any of Robert T. Samuels, Roger E. Benjamin, or Arthur Weisman as being the persons having knowledge of the Property; provided, however, that said individuals shall not be deemed to have personally made any representations or warranties and shall not have any personal liability therefor, and, provided, further that except as expressly provided herein no independent investigation or study shall have been performed for purposes of such representations and warranties. Each such individual's knowledge shall not include information or material which may be in the possession of any agent or employee of Meridian or the named individuals, but of which the named individuals are not actually aware. Meridian shall have no liability for the breach of any representations or warranties absent a judicial finding that the named individual(s) withheld material information known to such individual from Acquiror with respect to the subject matter of the representation or warranty or falsified information delivered to and relied upon by Acquiror and that such action amounted to a violation of a representation or warranty expressly set forth in this Agreement. None of the named individuals, shall bear personal responsibility for any breach of such representation or warranty.

     Section 5.2     Meridian's Covenants.  Meridian hereby
covenants, and agrees, as follows:

          (a) During the Contract Period, Meridian will exercise reasonable and good faith efforts to operate and maintain the Property in the ordinary course of business and in a manner consistent with current practices and as may be required by any Lease, REA, Contract or applicable Legal Requirement and the Meridian Loan Documents.

          (b) During the Contract Period, Meridian will not sell or otherwise dispose of any significant items of the Personal
     Property unless replaced with an item of like value, quality and utility.

          (c) During the Contract Period, Meridian shall not enter into or modify any Contracts relating to the operation or maintenance of the Property, except for those entered into in the ordinary course of business and which are cancelable upon not more than thirty (30) days' prior notice (with any cancellation fee being paid by Meridian) or those otherwise approved by Acquiror, which approval shall not be unreasonably withheld and shall be deemed given if Acquiror should fail to approve or disapprove proposed Contract matters in writing within five (5) Business Days following Acquiror's receipt of Meridian's written request. At Acquiror's written request, Meridian shall deliver notice of termination on the Closing Date as to any and all Contracts that Acquiror desires to terminate, provided that such termination shall be effective following any notice or waiting period for such termination described in the Contract and that Meridian shall not be required to bear any termination or cancellation fee or charge that may be assessed under such Contract based upon an early termination. The existing Management Agreement for the Property shall be terminated as of the Closing Date and Meridian shall pay all termination fees, if any, in connection therewith.

          (d) Meridian shall terminate, or cause to be to be terminated, (such termination to be effective as of 11:59 p.m. on the day immediately preceding the Closing Date) all employees of Meridian or the manager of the Property who are employed in connection with the Property and shall pay, or cause to be paid, when due all wages and other sums payable in connection with any such terminations, including, without limitation, any and all amounts due (i) for severance pay, (ii) on account of accrued vacation, (iii) under any applicable union agreement or pension plan by reason of withdrawal thereunder or otherwise, and (iv) under the Workers Adjustment and Retraining Notification Act ("WARN Act").

          (e) Meridian agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities, and expenses (including, without limitation attorneys' fees and disbursements) of every kind and description, contingent or otherwise, arising out of (i) any claims under the Workers Adjustment and Retraining Notification Act and/or the Comprehensive Omnibus Budget Reconciliation Act ("COBRA");
     (ii) any claims asserted at any time by any person that was employed at the Property at any time prior to the Closing to the extent such claims are based on acts or omissions which occurred prior to Closing; and/or (iii) Meridian's failure to comply with its obligations under SECTION 5.2(D) immediately above.

          (f) During the Contract Period, Meridian will not execute or modify in any fashion any REAs or Leases (i) without promptly notifying Acquiror of the proposed REA, lease or modification and providing Acquiror with copies of the proposed REA, lease or modification documents which shall be subject to Acquiror's approval, which approval shall not be unreasonably withheld and which shall be deemed given if Acquiror should fail to approve or disapprove such proposed REA, lease or modification in writing within five (5) Business Days following Acquiror's receipt of Meridian's written request, (ii) as to any Lease or REA termination, and (iii) as to any Lease or REA providing for or creating an obligation for payment of any brokerage commission irrespective of when due or providing for payment of any tenant improvement allowance or other concession, or as to any lease or REA (or modification of a Lease or REA) pertaining to premises in excess of 10,000 rentable square feet, without Acquiror's prior consent, which consent shall be deemed given as to the leases set forth in EXHIBITS G, G-1 AND G-2 hereof
     (provided that the same are
     entered into on substantially the terms set forth on such exhibits and pursuant to documentation reasonably acceptable to Acquiror (with the understanding that Acquiror shall grant its consent to leases of a kind generally used by Meridian with respect to the type of tenant in question), and which otherwise shall not be unreasonably withheld and shall be deemed given if Acquiror should fail to approve or disapprove proposed lease matters in writing within five (5) Business Days following Acquiror's receipt of Meridian's written request.

          (g) During the Contract Period, Meridian shall comply in all material respects with the provisions of all of the Leases, REAs and Contracts that survive the Closing.

          (h) During the Contract Period, Meridian shall not voluntarily create, consent to or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions without Acquiror's prior written consent, provided that Acquiror shall not unreasonably withhold or delay consent to any proposed matters affecting title which Meridian would execute in the ordinary course of business and are beneficial to the Property and do not give rise to any monetary or other material obligation extending beyond the Closing Date.

          (i) During the Contract Period, Meridian shall maintain policies of property casualty insurance and rental loss insurance (if any) for the Improvements with coverage, terms, conditions and deductible amounts substantially consistent with Meridian's property casualty insurance policies currently in effect.

          (j)  Intentionally Deleted.

          (k) During the Contract Period, the business of Meridian shall be conducted in the ordinary course and in a manner consistent with past practice, and Meridian shall not, prior to the Closing, except in connection with an assignment, transfer or distribution to an assignee permitted by Section 8.3(b) hereof, (i) sell, convey, assign, transfer or otherwise dispose of any of its assets, except that Meridian may, from time to time, sell or otherwise dispose of worn out or obsolete Equipment in the normal course of its business, provided that the same shall be replaced with equipment of at least equal value and utility; (ii) enter into any agreement of merger or consolidation with any other person; (iii) enter into any other transaction which is not in the ordinary course of its business either in nature or in the amount involved; (iv) liquidate or make any distribution of the Property or any portion thereof; or
     (v) modify the Operating Agreement.

          (l)  Intentionally Deleted.

          (m) During the Contract Period, (i) Meridian shall comply in all respects with the terms of the Ground Lease, (ii)
     Meridian shall not cancel, amend or terminate the Ground Lease and (iii) Meridian shall provide Acquiror with copies of any and all notices delivered with respect to the Ground Lease.

          (n) During the Contract Period, Meridian shall not initiate or settle any proceeding with respect to the reduction of any Taxes.

          (o) During the Contract Period, Meridian will notify Acquiror of any of the following matters: (i) notices of default given or received by Meridian with respect to any REA, Lease or Contract surviving Closing, (ii) litigation commenced by Meridian, or litigation for which Meridian has received written notice commenced or threatened in writing against Meridian with respect to the Property, (iii) notices received by Meridian of condemnation proceedings commenced or directed against all or any portion of the Property, (iv) casualty losses to all or any portion of the Property, and (v) notice of any Violation received by Meridian.

          (p)  Intentionally Deleted.

          (q)  Intentionally Deleted.

          (r)  Intentionally Deleted.

          (s) Except to the extent arising from the acts or omissions of Acquiror, its agents, employees or contractors, Meridian agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities and expenses arising out of any tort claims (other than environmental claims) asserted against Acquiror or Meridian or either of their agents arising out of incidents or occurrences prior to the Closing Date, unless covered by insurance; provided that the foregoing indemnity shall not include attorneys fees incurred by Acquiror or its agents in connection with defending Acquiror or its agents with respect to such tort claims.

          (t) Meridian agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities and expenses arising out of (i) any breaches prior to the Closing Date of any of the Meridian Loan Documents or (ii) any breaches, at any time, of any obligations with respect to the Meridian Loan Documents other than the payment of the Loan Payoff Amount. Acquiror shall notify Meridian of any alleged material breaches within
     (30)  days after it has knowledge of such claimed breach.

     Section 5.3     Intentionally Deleted.

     Section 5.4     Acquiror's Warranties and Representations.
Acquiror represents and warrants to Meridian and the OP Unit
Recipient that the following are true as of the date of this
Agreement:

          (a) Acquiror is a duly formed and validly existing limited partnership under the laws of the State of Delaware and is in good standing under the laws of said State. Acquiror has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform Acquiror's obligations hereunder and under those documents and instruments to be executed by Acquiror on the Closing Date, and each of the individuals executing this Agreement on behalf of Acquiror is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

          (b) Acquiror's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Acquiror's obligations under the instruments required to be delivered by Acquiror on the Closing Date, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Acquiror is a party or by which Acquiror is bound.

          (c) There is no litigation, investigation or proceeding pending or, to the best of Acquiror's knowledge, contemplated or threatened in writing against Acquiror that would materially impair or materially adversely affect Acquiror's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

          (d) Acquiror and, as applicable, its agents, have complied fully with all terms and conditions of the Confidentiality Agreement and have not communicated with any tenant of the Property or any officers, managers, employees, lawyers, accountants, consultants or agents of any such tenant, in each case without prior consent of Meridian except to the extent permitted in the Confidentiality Agreement.

          (e)  Acquiror's taxpayer identification number is 62-
     1542285.

          (f) The Acquiror and each of the existing Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and is not treated as an association taxable as a corporation under Section 7701 or Section 7704 of the Code or any other provision.

          (g) Neither the Acquiror nor any of the Subsidiary Partnerships has any plan or intention to sell or dispose of the Property or any substituted basis property (within the meaning of Section 7701(a)(42) of the Code) with respect thereto for a period of twelve (12) years other than in a nonrecognition transaction in which no gain or loss is recognized (as described in Treasury Regulation Section 1.704-3(a)(8)).

          (h)  Intentionally Deleted.

          (i) (i) The execution of this Agreement and associated documents and the transactions contemplated herein do not conflict with the REIT's organizational documents or any shareholder or voting trust agreements applicable to the REIT; (ii) the execution of this Agreement and the associated documents and the transactions contemplated herein do not conflict with any documents applicable to Acquiror or any partnership interests in Acquiror; (iii) Acquiror is duly authorized to issue the OP Units; (iv) no consents or approvals are necessary to issue the OP Units or for the REIT to be bound by the Registration
     Rights Agreement (except for such consents or approvals as shall have been obtained); (v) upon issuance of the OP Units, the OP Units will be validly issued, fully paid and, except as provided by law, non-assessable and the OP Units are free of liens (except for liens created by the acts of Meridian or any OP Unit Recipient); (vi) there are no preemptive or similar rights, options, warrants or convertible or exchangeable securities (or instruments exchangeable or convertible into any of the foregoing) or puts, calls, commitments or agreements or arrangements or undertakings of any kind to which the Acquiror or the REIT is bound; (vii) no bankruptcy or reorganization filings have been made by or are contemplated by or, to Acquiror's knowledge, against Acquiror or the REIT; and (viii) the Informational Materials for the Acquiror and the REIT do not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (j)  Intentionally Deleted.

          (k) The REIT is a real estate investment trust within the meaning of Section 856(a) of the Code.

          (l) The REIT has no plan or intention to assume or guarantee, or to allow any other partner (other than Meridian or the OP Unit Recipients) to assume or guarantee, any debt to which the Property is subject.

          (m) The REIT is a duly formed and validly existing corporation under the laws of the State of Delaware and is in good standing under the laws of the State. The REIT has full right, power, and authority to join in this Agreement for the purposes set forth herein and each of the individuals executing this Agreement on behalf of the REIT is authorized to do so.

          (n)  Acquiror has validly made an election under
     Section 754 of the Code.

          As used herein, the terms "Acquiror's knowledge" or words of similar effect shall mean, and be limited to, the current actual knowledge of Stephen Lebovitz, John Foy, Keith Honnold, H. Jay Wiseman, Jr., or Mary Ann Sinnott as being the persons having knowledge of the subject matter, provided, however, that said individuals shall not be deemed to have personally made representations or warranties and shall not have any personal liability therefor. Each such individual's knowledge shall not include information or material which may be in the possession of Acquiror, but of which the named individuals are not actually aware. Acquiror shall have no liability for the breach of any representations or warranties absent any arbitrated or judicial finding that the named individual(s) failed to disclose material information known to such individual to Meridian with respect to the subject matter of the representations or warranty or falsified information delivered to and relied upon by Meridian and that such action amounted to a violation of representation or warranty expressly set forth in this Agreement. None of the individuals identified above shall bear personal responsibility for any breach of such representation or warranty.

     Section 5.5     Acquiror's Covenants.  Acquiror hereby
covenants and agrees as follows, all of which covenants shall survive the Closing of the transaction contemplated by this Agreement:

          (a) Acquiror shall indemnify, protect, defend and hold the Meridian Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (excluding punitive and consequential damages) including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law), directly or indirectly related to, arising out of or in any manner connected with (i) the Property to the extent that the same directly or indirectly relates to, arises out of, or is in any manner connected with any incidents or occurrences occurring from and after the Closing Date and/or (ii) any breaches of Acquiror's obligations under this Agreement or in any instrument, document or agreement executed or delivered by Acquiror in connection with the transaction contemplated by this Agreement.

          (b) For a period of twelve (12) years following the Closing Date, the Acquiror will at all times qualify, and cause each Subsidiary Partnership to qualify, as a partnership for federal income tax purposes and not as an association taxable as a corporation under Section 7701 or Section 7704 of the Code or any other provision of the Code.

          (c) Except to the extent permitted in SECTION 5.5(H), the Acquiror shall not, and shall not permit the Subsidiary Partnerships to, sell, transfer or otherwise dispose of the Property or any substituted basis property (within the meaning of Section 7701(a)(42) of the Code) with respect thereto for a period of twelve (12) years following the Closing Date other than in a nonrecognition transaction in which no gain or loss is recognized (as described in Treasury Regulation Section 1.704-3(a)(8)) (a "Nonrecognition Transaction").

          (d) The Acquiror will allocate items of income, gain, loss and deduction with respect to the Property using the traditional method described in Treasury Regulation Section
     1.704-3(b).

          (e) (i) Except to the extent permitted in SECTION 5.5(H), the Acquiror shall not, and shall not permit the Subsidiary Partnerships, within the period of twelve (12) years following the Closing Date, to reduce the aggregate principal balance (other than through scheduled periodic amortization of principal -- such amortization will be no more rapid than would occur on a 25 year straight-line self-amortizing loan at the then market interest rate -- or as required by law) of the "nonrecourse liabilities" (as defined in Treasury Regulation
     Section 1.752-1(a)(2)) allocable in the aggregate to Meridian and the Meridian Related Parties, as the case may be, pursuant to Treasury Regulation Section 1.752-3(a)(1) and (a)(2), as in effect as of the date hereof, below the amount so allocable immediately following Closing (but not taking into account the effect of any refinancing). The share of liabilities allocable to each Meridian and each Meridian Related Party immediately following the Closing Date (but not taking into account the effect of any refinancing) is hereinafter referred to as the "Initial Tier Two Share" of Meridian and each Meridian or Meridian Related Party, as the case may be. For the avoidance of doubt, Acquiror's obligations under this clause (i) shall be deemed satisfied if Acquiror causes the Property to be encumbered by a mortgage loan in the principal amount of at least $47 million and (w) such loan is secured by the Property, (x) such loan is not secured by any other assets of the Acquiror, (y) the lender has no recourse to any assets of Acquiror other than the security for the loan and no partner of Acquiror bears the economic risk of loss for the loan (within the meaning of Treasury Regulation Section 1.752-2), disregarding for this purpose any rights of the lender and payment obligations of any person that are disregarded under Treasury Regulation Section 1.752-2(b)(4) and (z) CBL shall treat at least $47 million of such loan as allocable to the Property. A loan (a "Nonrecourse First Mortgage Loan") shall be treated as satisfying the requirements of the preceding sentence (A) even if it is secured by the Property and by other property (such as the Outparcels), if the principal amount of the loan exceeds the value of such other property by at least $47 million and (B) even if the Property also secures another loan (a "Second Mortgage Loan") which is recourse to the Acquiror or to a partner of the Acquiror, but only if such Second Mortgage
     Loan is subordinate to the First Mortgage Loan.

               (ii) Acquiror may incur a Described Loan (defined below) and secure it with a mortgage on the Property. In that case, Acquiror will, except upon the occurrence of a Change of Law (defined below), take the position for federal and state income tax purposes that the Described Loan (including any replacement debt that is a Described Loan) is a nonrecourse loan that is properly allocable to the Property pursuant to section 752 of the Code, and will use its commercially reasonable best efforts to cause such position to be sustained.

     A Described Loan is a loan (i) that is secured by the Property, (ii) for which no partner of Acquiror bears the economic risk of loss (within the meaning of Treasury
     Regulation Section 1.752-2), disregarding for this purpose any rights of the lender and payment obligations of any person that are disregarded under Treasury Regulation Section 1.752-2(b)(4), and (iii) that gives the lender, upon default, the rights of a general unsecured creditor against the assets of the Acquiror (other than against the Property, with respect to which the lender would be in a position of mortgagee). If a Described

     Loan is secured both by the Property and by other property (such as the Outparcels), the Described Loan shall be treated as allocable to the Property only to the extent of the excess of the principal amount of such loan over the fair market value of the other property.

     A Change of Law includes:  (w) the enactment of legislation,
     (x) the issuance of final or temporary regulations or the issuance of proposed regulations (but only on or after the later of (i) the adoption of such proposed regulations in final form or (ii) 90 days prior to the proposed effective date of such proposed regulations), (y) the publication by the IRS of a revenue ruling or other formal written guidance applicable to taxpayers generally, or (z) a final determination by a court, in each case to the effect that a Described Loan (or a substantially similar loan whether or not issued by the Acquiror) is not properly treated for tax purposes in the manner described in the first paragraph of this clause (ii).

     In the event of a Change of Law, Acquiror shall, as promptly as practicable upon becoming aware of such Change of Law, provide Meridian with a "Notice" containing the following information: that a Change of Law has occurred, together with a general description of the nature of the Change of Law; the approximate amount of the "excess nonrecourse liabilities" described in Treasury Regulation Section 1.752-3(a)(3) allocable under the Code to Meridian as of the date of the Notice, and an estimate of such amount as of a date that is 60 days after the date of the Notice; and an acknowledgment by Acquiror that it will provide Meridian with an opportunity to execute Bottom Guaranties (defined below) in an amount at least as great as the Initial Tier Two Share of Meridian. Within 20 business days of receipt of such Notice, Meridian may notify Acquiror that it desires to execute a Bottom Guaranty. If Meridian so notifies Acquiror, then, 10 business days after Acquiror provides documents to Meridian for execution to effect such Bottom Guaranties, or, if Meridian does not so notify Acquiror, 30 days after receipt of such Notice (the "Release Date"), Acquiror's obligations under clause (i) hereof shall be deemed satisfied so long as Acquiror maintains in place the Described Loan with an outstanding principal balance of at least $47 million. Alternatively, Acquiror may provide documents to Meridian for execution to effect a Bottom Guaranty at the time it provides the Notice to Meridian. In that event, the Release Date shall occur 20 days after the receipt of the Notice. In any event, however, Acquiror shall be required to indemnify Meridian and each Meridian and Meridian Related Party with respect to events (e.g., deemed distributions) occurring prior to the Release Date; provided, however, that Acquiror's indemnification obligation under clause (i) with respect to Meridian and each Meridian Related Party arising out of events prior to the Release Date shall be limited to the amount shown in Exhibit EE plus interest at the underpayment rate imposed by
     Section 6621 of the Code.

     A Bottom Guaranty is a guaranty by Meridian or each Meridian Related Party, as the case may be, that has all of the following features: (A) The guaranteed loan is nonrecourse against the assets of any partner of Acquiror (except that other partners may also guarantee the debt, on a basis that is pari passu with Meridian (a "Pari Passu Guaranty") to the extent permitted below). (B) The loan to value ratio of the guaranteed loan, together with any senior indebtedness encumbering the collateral, at the time that the Bottom Guaranty is put in place, must not exceed 60%. (C)

     The amount of the Bottom Guaranty, together with any Pari Passu Guaranties, must not exceed 15% of the principal balance of the guaranteed loan. (D) The lender is permitted to look to the guarantor for payment only after first exhausting any remedies against the collateral (e.g., foreclosure) and against the other assets of the Acquiror as a general unsecured creditor. (E) Any recovery by lender of amounts owed to it, pursuant to its exercise of remedies in (D) above against the collateral and the other assets of Acquiror, shall be applied against any amounts otherwise owing under a Bottom Guaranty and any Pari Passu Guaranty.
     (F) The principal balance of the guaranteed loan must be at least $10 million. (G) Acquiror must provide to Meridian, at Acquiror's cost, an opinion, reasonably acceptable to Meridian, to the effect that the guaranty is valid, binding and enforceable under applicable law. Such opinion may assume Meridian is duly organized, validly existing, in good standing in its state of organization and has the power and authority to execute and deliver the Bottom Guaranty. (H)
     The Bottom Guaranty must generally have a term that does not expire prior to the 12th anniversary of Closing Date or if earlier, the maturity date of the guaranteed loan (which shall in no event be earlier than two years after the date of receipt of the Notice), provided, however, that the Bottom Guaranty shall, by its terms, terminate at an earlier date upon the occurrence of any of the following events:
     (w) death of Meridian, (x) a disposition (if, at the time of such disposition, the requirements of B hereof are satisfied) by Meridian of its entire direct and indirect interest in Acquiror in a transaction in which gain or loss, if any, would be recognized for federal income tax purposes,
     (y) any other transaction in which Meridian's tax basis in its direct or indirect interest in Acquiror is adjusted to its fair market value at such time (if, at the time of such transaction, the requirements of (B) hereof are satisfied), and (z) a disposition by the Acquiror of the property that secures the loan. If the Bottom Guaranty expires, other than by operation of (H) hereof, prior to the 12th anniversary of the Closing Date, Acquiror shall be required to offer Meridian and each Meridian Related Person executing a Bottom Guaranty in accordance with this Section a substitute Bottom Guaranty meeting the requirements of this Section at least 60 days prior to the expiration of the initial Bottom Guaranty. Prior to a disposition by Acquiror of property that secures a loan on which there is a Bottom Guaranty, or the repayment of such loan, Meridian shall first be offered an opportunity to execute a substitute
     Bottom Guaranty of a like amount.

     Acquiror will not seek a private letter ruling from the IRS with respect to the allocation of nonrecourse debt arising out a Described Loan. If Acquiror seeks such a private letter ruling with respect to any other indebtedness, Acquiror will offer the agent for the Meridian Related Parties the opportunity to have the private letter ruling solicitation apply to the Described Loan.

     For the avoidance of doubt, references contained in this Section 5.5(e) to Meridian shall be deemed to apply also to each Meridian Related Party to the extent that such Meridian Related Party then holds OP Units directly or indirectly (except to the extent otherwise provided in Section 5.5(j) and shall cease to refer to Meridian if, as and when Meridian ceases to hold OP Units.

          (f) Acquiror shall notify the Meridian Related Parties not less than sixty (60) days (or, if Acquiror itself has less than sixty (60) days prior notice, as promptly as practicable) prior to any event that would result in a taxable distribution
     (or deemed distribution) of cash in excess of the tax basis in the OP Units held by any Meridian Related Party. To the extent that it is affected by an event described in the preceding sentence, any Meridian Related Party (an "Affected Party") may inform the Acquiror of any action it desires to take in order to increase its "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2 (each such action, an "Incurrence") with respect to the liabilities of Acquiror or any Subsidiary Partnership. Unless advised by counsel that no reasonable basis exists for treating the proposed Incurrences in the manner intended by the Affected Parties (in which event, Acquiror shall promptly so inform the Affected Parties), Acquiror shall cooperate in a commercially reasonable manner with the Affected Parties in structuring the liabilities of Acquiror and the Subsidiary Partnerships, and the guarantees thereof, to facilitate the Incurrences in a manner that results in the least amount of real economic risk being borne by each Affected Party, provided, however, that Acquiror shall not be required to incur any material expense or liability (other than an expense or liability as to which the Affected Parties agree to reimburse and indemnify Acquiror), and provided further that in structuring any such arrangements, Acquiror shall not be required to take or permit any action that would materially adversely affect other holders of Common Units. Acquiror shall be permitted to offer its other partners the opportunity to enter into arrangements substantially equivalent to the Incurrences at the time the Incurrences are structured.
     Acquiror shall allocate to each Affected Party for federal and state income tax purposes an additional amount of its liabilities equal to the amount of any Incurrence and shall take no position inconsistent therewith, unless advised by counsel that as a result of a material change in circumstances (beyond the control of Acquiror) or law occurring after implementation of the Incurrence, no reasonable basis exists for such an allocation. Notwithstanding the other provisions of this subsection 5.5(f), if, in connection with notices given to the Affected Parties under this subsection 5.5(f), the aggregate of the additional liabilities to be allocated to the Affected
     Parties as a result of the Incurrences (as determined immediately after such Incurrences) does not exceed the amount of the taxable distributions described in such notices by at least the Materiality Threshold Amount, Acquiror shall not be required to give subsequent notices under this subsection 5.5(f) unless the aggregate taxable distributions that would be described in such subsequent notices would equal or exceed the Materiality Threshold Amount.

          (g) Acquiror shall treat the transfer of the Property in exchange for the Unit Consideration pursuant to this Agreement, for purposes of all federal income tax returns, reports and other filings, as a tax-free contribution of property to the Acquiror by the OP Unit Recipients that is governed by the provisions of Section 721 of the Code (except to the extent resulting from the application of SECTION 7.4(B) hereof), and shall take no position inconsistent therewith. Acquiror shall similarly treat the transfer of the Property pursuant to this Agreement for all state and local tax purposes.

          (h) Notwithstanding SECTION 5.5(C) and 5.5(E), the Acquiror may, and may permit the Subsidiary Partnerships, within the period of (12) twelve years following the Closing Date, to
     (i) sell, transfer or otherwise dispose of the Property, the Membership Interests or any substituted basis property (within the meaning of Section 7701(a)(42) of the Code) with respect thereto in a transaction that is not a Nonrecognition Transaction (a "Taxable Transaction") or (ii) act in a manner otherwise prohibited by SECTION 5.5(E), provided, however, that in any case described in (i) or (ii) above, Acquiror shall pay, indemnify and hold harmless each of the Meridian Related Parties against its Tax Costs, within the meaning of SECTION 5.5(I), and provided, further, that prior to the occurrence of any event described in clauses (i) or (ii) of this SECTION 5.5(H), the Acquiror shall first establish a security arrangement to the reasonable satisfaction of eighty percent (80%) of the Meridian Related Parties as measured on the basis of their respective percentage interests in the Acquiror at such time. Notwithstanding anything to the contrary in this Agreement (including, without limitation, under SECTION 5.6(E)), Acquiror's obligations under the previous sentence shall be the Meridian Related Parties' sole and exclusive remedy with respect to Acquiror's obligations under SECTIONS 5.5(C) AND (E).

          (i) For purposes of SECTION 5.5(H), the Tax Cost of each Meridian Related Party shall mean the sum of, (i) in the case of
     (A) a Taxable Transaction described in SECTION 5.5(H)(I), any liability for taxes arising in connection with such Taxable Transaction and as a direct or indirect result of the operation of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder (or any comparable state or local provisions), (B) an event described in SECTION 5.5(H)(II), any liability for federal, state or local taxes arising as a direct or indirect result of such event, (ii) any costs and expenses including, without limitation, interest, penalties, reasonable attorneys' and accountants fees, and any other costs directly or indirectly related to, arising out of or in any manner connected with the payments described in this sentence, and (iii) any additional liability for taxes associated with the receipt of any payments of amounts described in clauses (i), (ii) and (iii) of this SECTION 5.5(I). In determining such Tax Cost in the case of any Meridian Related Party that holds its interest in Acquiror through one or more related entities treated as partnerships for federal income tax purposes and in making the determination set forth in the last proviso of SECTION 5.5(J) hereof, it shall be assumed that all such entities had in effect a valid election under Section 754 of the Code for all periods during which such Meridian Related Party held its interest in Acquiror. Prior to engaging in a transaction described in
     SECTION 5.5(H), Acquiror may require any or all of the Meridian Related Parties to reasonably cooperate with it in estimating the Tax Cost of such transaction within 60 days of such request, provided, however, that Acquiror shall reimburse and indemnify such Meridian Related Parties for any costs incurred in connection with such request.

          (j) Notwithstanding any other provision of this Agreement to the contrary, the Acquiror's covenants and obligations contained in SECTION 5.5(D), (F), (G), (H) AND (I) and Section 8.3(a) shall not terminate prior to the expiration of the applicable statute of limitations for the assessment or imposition of any tax upon a Meridian Related Party, as the case may be, for any tax liability directly or indirectly related to, arising out of or in any manner connected with a breach of any such covenant or obligation; provided, further, however, that the twelve (12) year period set forth in SECTION 5.5(C) AND (E) hereof shall terminate with respect to a Meridian Related Party if there has been a Basis Step-Up Transaction with respect to all of such party's OP Units. For this purpose, a Basis Step-Up Transaction with respect to an OP Unit shall mean a taxable sale or other taxable disposition of an OP Unit, the death of an individual Meridian Related Party or, in the case in which a Meridian Related Party holds its interest in the OP Unit through one or more entities treated as partnerships for federal income tax purposes, a taxable sale or other disposition of such Meridian Related Party's interest in the entity; provided, however, in each case, that such Basis Step-Up Transaction results in a full step-up of the basis of such OP Unit for federal income tax purposes to its then fair market value and provided further that a termination of the twelve year period as described in this SECTION 5.4(J) shall be without prejudice to any rights of a Meridian Related Party in respect of any breach, occurring prior to the time of such termination by Acquiror or a Subsidiary Partnership, of any obligation hereunder.

          (k) Acquiror consents in advance to the admittance of the OP Unit Recipients as limited partners of Acquiror.

          (l) All OP Units shall be transferable in accordance with the terms of the Partnership Agreement and this Agreement.

          (m) Acquiror agrees that it shall cause the REIT to reserve a sufficient quantity of authorized Stock at all times to accommodate the immediate exchange of OP Units for Stock or Acquiror shall pay in cash the market value of the Stock for which the OP Units would have been exchanged.




     Section 5.6     Survival/Limitations/Joinder.

          (a) Subject to subsection (b) below, the parties agree that, except for the Surviving Covenants, Meridian's representations, warranties and covenants contained in this Agreement and in any document executed by Meridian pursuant to this Agreement shall terminate on the Closing Date, except that
     (i) those representations, warranties and covenants contained in SECTIONS 5.1(A)(I), (II) AND (III) 5.1(B)(III), (VIII), (XI),
     (XII), (XIII), (XIV), (XV), (XVII), (XIX), (XX), (XXII), (XXIII), CLAUSE (A) OF (XXV),

     (XXVI), (XXVII), (XXIX), (XXX), (XXXI), CLAUSE (A) OF (XXXII), (XXXIV), (XXXV) AND (XXXVII) AND 5.2(K) AND (S), 6.2, 7.3 AND 7.4 shall terminate on the first anniversary of the Closing Date,
     (ii) those covenants set forth in SECTION 5.2(D) AND 5.2(E) shall terminate eighteen (18) months after the Closing Date,
     (iii) those representations, warranties and covenants contained in SECTIONS 5.1(A) (EXCEPT AS SET FORTH ABOVE), 7.5, AND 8.2 shall terminate on the sixth anniversary of the Closing Date unless, in any event, a Claim Notice has been previously delivered, in which event the representation, warranty or covenant in question shall survive until the claim is resolved. Any such termination shall apply to known as well as unknown breaches of such representations, warranties or covenants. Subject to subsection
     (b) below, Acquiror's waiver and release set forth in SECTION 3.1 shall apply fully to liabilities under such representations, warranties and covenants. Acquiror specifically acknowledges and agrees that such termination of liability represents a material element of the consideration to Meridian.

          (b) Any claim of Acquiror, based upon a breach of any representation or warranty of Meridian or upon a breach of any of the covenants of Meridian shall be expressed, if at all, in writing delivered to Meridian promptly following Acquiror's discovery of such breach, which writing shall set forth in reasonable detail the basis and character of the claim ("Claim Notice"). Notwithstanding the foregoing, subject to SECTION 6.2, (i) Acquiror shall not make any claim on account of a breach of representations, warranties or covenants discovered after the Closing Date unless and until (A) the aggregate measure of such claims exceeds Three Hundred Sixty-Eight Thousand Five Hundred Dollars ($368,500.00), and (B) the aggregate measure of such Claims with respect to the Janesville Transaction and this transaction exceeds Five Hundred Thousand Dollars ($500,000.00), (ii) Meridian's aggregate liability for all claims arising out of such representations, warranties or covenants discovered after the Closing Date shall not exceed Two Million Two Hundred Nine Thousand Five Hundred Dollars ($2,209,500.00), (iii) all claims for breach of representations, warranties or covenants discovered prior to the Closing Date shall be governed by the procedures set forth in SECTION 3.2 rather than this SECTION 5.6, and (iv) Acquiror shall not have the right to deliver to Meridian Claim Notices with respect to any breach of representation, warranty or covenants after the expiration of the survival of the representation, warranty or covenant in question..

          (c)  Intentionally Deleted.

          (d) Meridian shall have a period of thirty (30) days within which to cure any breach identified in a Claim Notice, or, if such breach cannot reasonably be cured within such thirty
     (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and is at all times diligently pursued; provided, however, that such additional reasonable period shall not extend beyond sixty (60) days if Acquiror is incurring damages as a result of Meridian's failure to cure such breach. If the breach is not cured after actual written notice and within such cure period, Acquiror's sole remedy shall be an action at law for damages against Meridian, which must be commenced, if at all, within a period of forty-five (45) days following the date of delivery of the Claim Notice; provided, however, that if Meridian commences to cure and thereafter terminates such cure effort without completing such cure, then Acquiror shall have an additional thirty (30) days from the date of written notice from Meridian of such termination within which to commence an action at law for damages as a consequence of the failure to cure.

          (e) The parties agree that Acquiror's representations and warranties contained in SECTION 5.4 and any representation made in accordance with SECTION 8.3 of this Agreement and the covenants set forth in SECTION 5.5 of this Agreement and in any document executed by Acquiror pursuant to this Agreement shall survive the Closing of this transaction.

          (f) Acquiror and the REIT agree that, except as otherwise provided in this Agreement, in the event of the breach of any representation or warranty contained in SECTION 5.4 of this Agreement and any representation made in accordance with
     SECTION 8.3 of this Agreement and in any document executed by Acquiror pursuant to this Agreement and any covenant set forth in SECTION 5.5 which survives the Closing, Meridian and/or any of the OP Unit Recipients shall have all remedies available at law or in equity with respect to such breach, including, without limitation, the right to injunctive relief to prevent any such breach. Any provision of this Agreement to the contrary notwithstanding, in no event or circumstance whatsoever shall liability by asserted or recourse be had against any partner of Acquiror, the REIT or its officers, directors, shareholders, employees or agents as to any claim arising directly or indirectly, in full or in part, pursuant to this Agreement; provided, however, that the foregoing shall not preclude any claim against the Acquiror, even if such claim is based upon the covenants, warranties or representations of or with respect to the REIT or the satisfaction of any judgment against the REIT, as general partner of Acquiror.

          (g) Meridian shall deposit with the Title Company immediately after Closing cash and/or OP Units equal to Two Million Two Hundred Nine Thousand Five Hundred Dollars ($2,209,500.00) (the "Claim Deposit") to secure any claims owed by Meridian pursuant to this Agreement for breach by Meridian of representations, warranties or covenants and not waived pursuant to the provisions of this Agreement as of Closing. If Claim Notices aggregating claims less than Two Million Two Hundred Nine Thousand Five Hundred Dollars ($2,209,500.00) shall have been delivered after Closing and prior to the first anniversary of the Closing Date, subject to Meridian's right to contest, the Title Company shall deliver to Meridian cash or OP Units equal in amount to the difference between the amount of claims specified in the Claim Notices and the amount of such Claim Deposit. To the extent Claim Notices have been delivered to Meridian, the Claim Deposit shall remain with the Title

     Company until such claims shall have been resolved; provided, however, that as claims become resolved, the Title Company shall deliver to Meridian or Acquiror, as the case may be, the amount held for such claim upon written notice from Meridian's Agent and Acquiror (acting reasonably) directing the Title Company to release such amount to Meridian or Acquiror. The Title Company shall invest the cash portion of the Claim Deposit in United States Treasury bills or notes with a ninety day maturity. Any dividends payable with respect to OP Units held in the Claim Deposit shall belong to the OP Unit Recipients and interest on the cash shall be allocated to the Sellers.

                              ARTICLE VI
                               DEFAULT

     Section 6.1 Acquiror's Deposit and Default. Contemporaneously with (i.e., within forty-eight (48) hours of) the execution of this Agreement, Acquiror shall deliver to the Title Company, as escrow agent, for deposit, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Deposit"), which Deposit may, at Acquiror's sole election, be in the form of a Letter of Credit. The Title Company shall invest any cash Deposit in United States Treasury bills or notes with a ninety (90) day maturity. In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be returned to Acquiror at Closing. The entire amount of the Deposit, together with any interest accrued thereon, shall be returned immediately to Acquiror and neither party shall have any further rights or obligations hereunder except with respect to the Surviving Covenants (a) in the event of a termination of this Agreement pursuant to SECTION 3.2 or as the result of the failure of any of the conditions precedent set forth in SECTION 4.1(A) above, (b) in the event that (i) the conditions precedent set forth in SECTION 4.1(B) shall have been satisfied or waived, (ii) Acquiror shall have performed fully or tendered full performance of Acquiror's material Closing obligations hereunder and (iii) Meridian shall fail to perform its material Closing obligations under this Agreement, or (c) in the event that this Agreement shall be terminated pursuant to the provisions of
SECTION 8.1 hereof. IN THE EVENT OF BREACH OF THIS AGREEMENT BY ACQUIROR, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE DELIVERED TO AND RETAINED BY MERIDIAN AS LIQUIDATED DAMAGES. ACQUIROR AND MERIDIAN HEREBY ACKNOWLEDGE AND AGREE THAT MERIDIAN'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY ACQUIROR WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES MERIDIAN WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. ACQUIROR AND MERIDIAN AGREE THAT MERIDIAN'S RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED

INTEREST SHALL BE THE SOLE REMEDY OF MERIDIAN IN THE EVENT OF A
BREACH OF THIS AGREEMENT BY ACQUIROR PRIOR TO CLOSING.

          This SECTION 6.1 is intended only to liquidate and limit Meridian's rights to damages arising due to Acquiror's failure to purchase the Property and shall not limit the indemnification obligations of Acquiror pursuant to (i) the Confidentiality Agreement, (ii) any other documents delivered pursuant to this Agreement or (iii) SECTIONS 3.1(B), 3.1(C), 3.1(D), 5.5, 5.6(E), 8.2,
8.9 AND 8.13 of this Agreement. In no event shall Acquiror or any Acquiror Related Parties be liable to Meridian for any consequential or punitive damages based upon a breach of this Agreement, including, without limitation, breaches of representation, warranty or covenant.

          Section 6.2 Default by Meridian (a) If (i) the conditions precedent set forth in SECTION 4.1(B) shall have been satisfied or waived, and (ii) Meridian shall fail to perform its material Closing obligations under this Agreement and Acquiror shall not have terminated this Agreement as permitted hereunder, then, in addition to the return of the Deposit set forth in SECTION 6.1 Acquiror shall have the right to recover its actual monetary damages from Meridian up to an aggregate maximum amount equal to Two Million Two Hundred Nine Thousand Five Hundred Dollars ($2,209,500.00) or, in the alternative, to pursue an action for specific performance as its sole remedy; provided, however, that upon the occurrence of an Intentional Material Default (as hereinafter defined), Acquiror may seek damages (not subject to any floor or cap) from Meridian provided that, solely in the event of an Intentional Material Default described in Clauses
(i) and (ii) below, Acquiror has diligently in good faith sought and been unable to obtain specific performance within six (6) months after the occurrence of such Intentional Material Default. "Intentional Material Default" means any of the following: (i) sale directly or indirectly of all or any portion of the Property to a person other than Acquiror or the execution of an agreement for the same; (ii) effecting a financing encumbering all or any portion of the Property or the execution of an agreement for the same;
(iii) material modification or termination after July 16, 1998, of Leases aggregating in excess of 20,000 square feet, except in accordance with this Agreement; and (iv) entering into any Contracts after July 16, 1998, which are not cancelable at Closing and which result in a material adverse economic impact on Acquiror or the Property, except in accordance with this Agreement. Except as expressly provided in this SECTION 6.2, Meridian's liabilities relating to a breach of representation, warranty or covenant shall be subject to the provisions of Section 5.6 and any additional limitations set forth in this Agreement.

          (b) Subject to the provisions of this SECTION 6.2, in no event shall Meridian or any Meridian Related Parties be liable to Acquiror for any consequential or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation, warranty or covenant. Subject to the provisions of this SECTION 6.2, Acquiror further agrees that recourse for any liability of Meridian under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited to Two Million Two Hundred Nine Thousand Five Hundred

Dollars ($2,209,500.00). Subject to applicable principles of fraudulent conveyance, in no event shall Acquiror seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Meridian, nor shall any of the foregoing have any personal liability for any such obligations of Meridian.


                             ARTICLE VII
                               CLOSING

     Section 7.1 Escrow Arrangements. An escrow for the contribution and exchange contemplated by this Agreement has been opened by Acquiror and Meridian with the Title Company as escrow agent. On the Closing Date, Acquiror and Meridian shall each deliver escrow instructions to Title Company consistent with this
ARTICLE VII, and designating the Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. In addition, the parties shall deposit in escrow with the Title Company as escrow agent, on the Closing Date (unless otherwise provided in this SECTION 7.1), the documents described below and shall deposit on the Closing Date the funds described below:

          (a) Meridian shall deposit (or cause to be deposited), with respect to itself or the Property, the following:

               (i) a duly executed and acknowledged Deed for the Land;

               (ii) four (4) counterparts of an assignment of the Ground Lease in Form as set forth on Exhibit TT (the
          "Assignment of Ground Lease");

               (iii) a duly executed bill of sale pertaining to the Personal Property in the form attached to this Agreement as Exhibit PP (the "Bill of Sale");

               (iv) four (4) duly executed counterparts of an assignment pertaining to the Intangible Property in the form attached to this Agreement as Exhibit QQ (the
          "Assignment of Intangibles");

               (v) four (4) duly executed counterparts of an assignment and assumption pertaining to the Leases in the form attached to this Agreement as Exhibit RR (the
          "Assignment of Leases");

               (vi) four (4) duly executed counterparts of an assignment and assumption pertaining to any Contracts being assumed by Acquiror, in the form attached to this Agreement as Exhibit SS (the "Assignment of Contracts");

               (vii) four (4) duly executed counterparts of an assignment and assumption pertaining to the REA's in the form attached to this Agreement as Exhibit UU.

               (viii) a certificate from Meridian certifying that Meridian is not a "foreign person" as defined in
          Section 1445(f)(3) of the Code ("FIRPTA Certificate");

               (ix) a certificate from Meridian reaffirming, as of the Closing Date, the representations and warranties made in SECTION 5.1(A) in form as set forth on EXHIBIT GG;

               (x) evidence reasonably required by Acquiror demonstrating that (i) Meridian is an entity validly existing and in good standing under the laws of Ohio and Michigan or the jurisdiction in which it was formed, and
          (ii) Meridian's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby have been fully authorized, which evidence, if Meridian is a corporation, or a partnership or limited liability company in which any of the general partners or managers, as the case may be, is a corporation, shall mean (x) certified copies of corporate resolutions duly adopted by the board of directors of Meridian (or its corporate general partner or manager) approving Meridian's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby, (y) certificates of incumbency and
          (z) certificates of good standing;

               (xi) the estoppels from the Majors, the other tenants, the ground lessor under the Ground Lease, the parties to the REA (other than Hudson's, which will be required to provide an estoppel in the form to be provided by the Majors) (which REA estoppels shall provide that each REA is in full force and effect, that there is no default beyond applicable cure period thereunder, and there are no amounts required to be paid or work required to be performed that have not been paid or performed to date), and the Master Estoppel of Meridian pursuant to
          SECTION 4.1(A)(IV) hereof;

               (xii) the Registration Rights Agreement, dated as of the Closing Date and duly executed by each OP Unit
          Recipient; in form as set forth on EXHIBIT M hereof;

               (xiii) the Acknowledgment, duly executed by each OP Unit Recipient;

               (xiv) notices directing Tenants, among other things, to make future payments to Acquiror, in form set forth on EXHIBIT HH hereof;

               (xv) any transfer tax forms, if applicable, and other forms and documents reasonably required by the Title Company;

               (xvi) any and all other documents reasonably requested or required in order to consummate the transactions contemplated herein.

In addition, Meridian shall deliver to Acquiror on the Closing Date, outside of escrow, the originals of all Leases, the Ground Lease, Hudson's REA, the Contracts (if not terminated at or before Closing) or copies thereof if originals are not available, tenant files, plans of the Property, leasing brochures for the Property, and all keys to the Property and all other property relating to the Property in the possession or control of Meridian.

          (b)  Acquiror shall deposit:

               (i) Immediately available funds in an amount equal to the sum of (A) the Cash Consideration, plus (B) the amount required to pay off the Meridian Indebtedness immediately subsequent to Closing, plus (C) an amount sufficient to pay Acquiror's share of all escrow costs and Closing expenses;

               (ii) four (4) duly executed counterparts for each of the Assignment of Ground Lease, the Assignment of Intangibles, Assignment of Leases, Assignment of Contracts and Assignment of REA's;

               (iii) a certificate duly executed by Acquiror in favor of Meridian confirming the waivers and acknowledgments set forth in SECTIONS 3.1 AND 5.6 above;

               (iv)  any and all other documents reasonably
          requested or required in order to consummate the transactions contemplated herein;

               (v) evidence reasonably required by Meridian demonstrating that (A) Acquiror is an entity in good standing under the laws of the jurisdiction in which was formed, and (B) Acquiror's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transaction contemplated hereby have been fully authorized, which evidence shall mean (1) certified copies of corporate resolutions duly adopted by the board of directors of the REIT, as Acquiror's general partner, approving Acquiror's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby, (2) certificates of incumbency and (3) certificates of good standing;

               (vi) a certificate of Acquiror reaffirming as of the Closing Date the representations and warranties made by Acquiror in ARTICLE V.

               (vii) the Acknowledgment, duly executed by the general partner(s) of Acquiror with respect to each OP
          Unit Recipient;

               (viii) the Registration Rights Agreement dated as of the Closing Date and duly executed by the general partner of Acquiror.

               (ix) a copy of the Partnership Agreement and all organization documents of the REIT, duly certified by the REIT as true, complete and correct, and a certified copy of the Certificate of Limited Partnership of Acquiror from the Secretary of State of the state of its formation, dated not more than twenty (20) days before the Closing Date;

               (x) a copy, certified by the Secretary of State of the REIT's state of incorporation, of the Articles of Incorporation of the REIT and a good standing certificate of the REIT;

               (xi) an opinion by counsel for the REIT addressed to each OP Unit Recipient stating that the Acquiror and any existing Subsidiary Partnership each qualifies as a partnership for federal income tax purposes and is not treated as an association taxable as a corporation under
          Section 7704 of the Code or any other provision, which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel;

               (xii) an opinion by counsel for the REIT addressed to each OP Unit Recipient stating that the REIT is qualified to operate, is currently operating as and its proposed methods of operations will enable it to continue to operate as a real estate investment trust within the meaning of Section 856(a) of the Code, which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel;

               (xiii) an opinion by counsel for the REIT addressed to each OP Unit Recipient stating that the Acquiror and REIT, respectively, have been duly organized and are in good standing, that the OP Units have been issued in accordance with all applicable Legal Requirements and the Partnership Agreement, that the OP Unit Recipients are limited partners of Acquiror as of the Closing, and that this transaction is exempt from pre-closing approval requirements under the Hart-Scott-Rodino Act which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel; and

               (xiv) any other forms or documents reasonably requested by the Title Company.

     Section 7.2     Closing.  The Title Company shall Close the
transaction contemplated by this Agreement ("Closing") on the Closing Date (as may be extended pursuant to the terms hereof) by:

          (a)  issuing the Title Policy to Acquiror;

          (b) delivering to Acquiror the Bill of Sale, the FIRPTA Certificates, and two (2) (fully executed in counterpart) of the Assignment of Ground Lease, Assignment of Intangibles,
     Assignment of Leases, Assignment of Contracts and Assignment of
     REA's;

          (c) delivering to Meridian (i) two (2) originals (fully executed in counterpart) of the Assignment of Ground Lease, the Assignment of Intangibles, Assignment of Leases, Assignment of Contracts and Assignment of REA's and the Acknowledgment, (ii) the certificate described in SECTION 7.1(B)(III) above, (iii) the opinions of counsel to the REIT described in SECTIONS 7.1(B)(XI), 7.1(B)(XII) AND 7.1(B)(XIII), and (iv) the
     Acknowledgment;

          (d)  returning the Deposit to Acquiror; and

          (e) delivering to the parties designated therein any other instruments delivered into escrow by Meridian pursuant to
     SECTION 7.1(A) or Acquiror pursuant to SECTION 7.1(B).

     Section 7.3     Prorations.

          (a)  Taxes. (i)     Meridian shall be responsible for all
     real estate taxes and assessments on the Property which are not billed directly by the taxing authorities to tenants ("Taxes and Assessments") through the Closing. At Closing the first portion of Taxes and Assessments for the 1998 calendar year will have been paid by Meridian with the last portion due in December 1998, so that there shall be deducted from the Gross Consideration an amount equal to the proration of the Taxes and Assessments payable in 1998 determined as follows:

                     (a) the total Taxes and Assessments payable in 1998 will be divided by 365;

                     (b)    that quotient shall be multiplied by
                     the number of days beginning January 1, 1998 and ending on the day preceding the Closing
                     Date; and

                     (c) the amount of Tax and Assessments paid by Meridian for the first portion of 1998 shall be subtracted from that product and Acquiror shall get a credit against the Gross Consideration in the amount of such balance.

     (ii) Personal property taxes shall be prorated as of the Closing Date.

          (b) Prepaid Expenses. Acquiror shall be charged for those prepaid expenses allocable to any period after the Closing Date, including, without limitation, prepaid rents under any personal property or ground leases, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Meridian to third parties.

          (c)  Intentionally Deleted.

          (d) Property Income and Expense. The following prorations and adjustments shall occur as of the Closing Date. Meridian shall receive and retain all income arising from the Property to the Closing Date and shall bear all expenses of the operation of the Property to the Closing Date. Prior to the Closing Date, Meridian shall provide all information to Acquiror and the Title Company reasonably required to calculate such prorations and adjustments and representatives of Acquiror and Meridian shall together make such calculations (and shall deliver such calculations to the Title Company at least one (l) Business Day prior to Closing):

               (i)   General.  (A)  Subject to the specific
          provisions of clause (ii) below, income and expense shall be prorated on the basis of a thirty (30)-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period on or prior to the Closing Date shall be credited to Meridian; all such items attributable to the period following the Closing Date shall be credited to Acquiror. Acquiror shall be credited at Closing with
          (1) any portion of security deposits made pursuant to the Leases that are refundable to existing tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (2) rent from tenants prepaid beyond the Closing Date. Acquiror shall not be entitled to any interest on Lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is required to be accrued and refunded or paid to any tenant under a Lease. Meridian shall be credited with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Acquiror on the Closing Date.

                     (B) Acquiror shall be credited at Closing with any tenant allowances or other tenant inducements to be paid in cash or cash equivalents (excluding rental abatement) by Acquiror after the Closing Date with respect to the current term of any Lease executed, or any extension or expansion of premises option exercised, in each case, prior to the date of this Agreement, and with respect to the In-Negotiation Leases executed prior to the Closing Date (but not for the Prospective Leases listed on EXHIBIT G-1 and the Lease Extension Modifications listed on EXHIBIT G-2). Meridian shall be responsible for the payment of any leasing commissions with respect to the current term of any lease executed, or any option to extend or expand the leased premises which has been exercised, in each case, prior to the date of this Agreement and with respect to the In-Negotiation Leases executed within six (6) months of the Closing (but not for the Prospective Leases listed on EXHIBIT G-1 and the Lease Extension Modifications listed on EXHIBIT G-2). With respect to In-Negotiation Leases not executed on the Closing Date, but which are executed within six (6) months of the Closing Date, Meridian shall be responsible for the payment of any leasing commissions and shall reimburse Acquiror for any tenant allowances to be paid in cash pursuant to the In-Negotiation Leases, within thirty (30) days following receipt of an invoice which may be rendered when the In-Negotiation Leases shall have been executed by both parties and construction has been completed. In the alternative, Acquiror shall have the right to deduct the amount of the tenant allowances to be paid in cash from the "In-Negotiation Lease Deposit" being held by the Title Company pursuant to the provisions of SECTION 7.3(I) hereof.

                     (C) Acquiror shall assume all obligations for any leasing commissions, tenant improvements and other allowances with respect to the Prospective Leases set forth on EXHIBIT G-1 and Lease Extension Modifications set forth on EXHIBIT G-2, executed not later than six (6) months after the Closing. Meridian shall be credited at Closing with any leasing commissions or allowances paid in cash or incurred by Meridian to the extent such items relate to Prospective Leases or Lease Extension Modifications executed in accordance with the terms of this Agreement prior to the Closing Date. Any amounts payable to Meridian which are not credited at Closing to Meridian and are due pursuant to this paragraph shall be paid within thirty (30) days following receipt of an invoice which may be rendered when the Prospective Lease or Lease Extension Modification shall have been executed by both parties.

                     (D) All fixed rent currently paid or payable under the Ground Lease shall be prorated between Meridian and Acquiror as of the Closing Date. Percentage Rent payable under the Ground Lease shall be prorated in the same manner as set forth in SECTION 7.2(D)(II)(F), except that the reference to "365" shall be changed to "182".

                     (ii)     Rents.

                     (A) Fixed or minimum rents and Taxes and Assessments (collectively referred to in this Section 7.2
          (d)(ii)(A) as "Rents") payable by tenants under the Leases shall be prorated as and when collected (whether such collection occurs prior to, on, or after the Closing
          Date). Acquiror shall receive a credit for the amounts actually received by Meridian on or before the Closing Date and which pertain to any period after the Closing Date. Acquiror shall not receive a credit at the Closing for any Rents for the month in which the Closing occurs which are in arrears and have not then been received. Notwithstanding any provision of this Agreement, Meridian shall have the right, in its sole discretion prior to Closing, to apply any security deposits held by Meridian under any Leases to remedy any default or delinquencies under such Leases in accordance with the terms thereof.
          As to any tenants that are delinquent in the payment of Rent on the Closing Date, Acquiror shall use reasonable efforts (but shall not be required to commence legal action) to collect or cause to be collected such delinquent Rents for twelve (12) months following the Closing Date. Any and all Rents so collected by Acquiror following the Closing (less a deduction for all reasonable collection costs and expenses incurred by Acquiror) shall be successively applied to the payment of (1) Rent due and payable in the month in which the Closing occurs, (2) Rent due and payable in the months succeeding the month in which the Closing occurs (up to and including the month in which payment is made) and (3) Rent due and payable in the months preceding the month in which the Closing occurs.
          If all or part of any Rents or other charges received by Acquiror following the Closing are allocable to Meridian pursuant to the foregoing sentence, then such sums shall be promptly paid to Meridian. Meridian reserves the right to collect delinquent Rents owed to Meridian as of the Closing Date and to pursue any damages remedy Meridian may have against any tenant or former tenants with respect to delinquent Rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination, eviction, or commencing involuntary bankruptcy proceeding against tenants). Meridian shall promptly pay to Acquiror amounts allocable to Acquiror pursuant to this Section.

                     (B) Intentionally Deleted.

                     (C) With respect to the Promotion Fund - Media Fund (the "PM Fund"), Meridian shall pay all invoices received prior to the Closing Date and shall deliver to Acquiror the funds therein that exist on the Closing Date.

          Acquiror shall pay all invoices related to the PM Fund received by Acquiror or Meridian on or after the Closing Date whether relating to periods before or after the Closing Date. Meridian warrants that the amounts remaining in the PM Fund as of the Closing Date will be sufficient to satisfy all outstanding obligations with respect to the PM Funds incurred prior to the Closing Date. The provisions of the immediately preceding sentence shall survive the Closing for one (1) year.

                     (D) With respect to the gift certificate program, commencing on or about December 15, 1997 Landlord has been under contract with Mid-America Money Order Company ("Mid-America") to operate the gift certificate program for the Property, so that Mid-America is responsible for honoring any gift certificates redeemed by customers of the Property sold while Mid-America's Gift Certificate Trust Agreement has been in effect. Meridian shall cause Mid-America to deliver an estoppel certificate confirming the foregoing facts and stating the amounts of gift certificates outstanding for which it is responsible. Meridian will pay to Acquiror on the Closing Date an amount equal to the unexpired gift certificates issued by Meridian prior to the commencement of the program with Mid-America as set forth on EXHIBIT JJ hereto, which Meridian warrants to be true and complete. The provisions of the immediately preceding sentence shall survive the Closing for one (1) year.

                     (E) Any charges for common area, insurance charges, operating and maintenance expenses, compactor charges, escalation rents or charges, electricity charges, HVAC charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, "Additional Rents") shall be prorated as of the Closing Date between Acquiror and Meridian on or before the date which is sixty (60) days following the Closing Date, based on the actual amount spent and received as of the Closing Date and the amount that will be paid by tenants under their Leases for the calendar year 1998. Meridian shall provide Acquiror with information regarding Additional Rents which were received by Meridian on or prior to Closing and the amount of reimbursable expenses paid or incurred by Meridian on or prior to Closing on before the date which is sixty (60) days following the Closing ("Reconciliation"). Upon reasonable notice and during normal business hours, Meridian shall make available to the Acquiror all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Meridian, Meridian shall promptly, but in no event later than thirty (30) days after date of the Reconciliation, pay to Acquiror the amount of such overpayment, or such amount may be taken from the Claim Deposit, at Meridian's election. In the event of an anticipated underpayment of Additional Rents by the tenants to Meridian, Acquiror shall pay to Meridian' Agent the amount of such underpayment within thirty (30) days following Acquiror's receipt of such Reconciliation.

                     (F) With respect to percentage rents due from tenants for lease years which end on or before the Closing Date, Meridian shall be entitled to all such percentage rents. With respect to percentage rents due from tenants with lease years that end between the day after the Closing Date and the first anniversary of the Closing Date, Acquiror shall pay to Meridian the percentage rent received by Acquiror for such lease year times a fraction the numerator of which shall be the number of days between the beginning of such lease year and including the Closing Date, and the denominator of which shall be 365. Such amount shall be paid within thirty (30) days after Acquiror receives such percentage rents. Upon reasonable notice and during normal business hours, Acquiror shall make available to Meridian all information reasonably required to reconcile the amounts payable hereunder with respect to percentage rent. Acquiror shall deliver to Meridian on a quarterly basis copies of all annual statements of gross sales received by Acquiror with respect to the period covered by the percentage rent proration. In the event that Acquiror audits any tenant paying percentage rent with respect to the period of the proration or before, Acquiror shall deliver to Meridian a copy of the results of such audit within thirty (30) days following receipt and Meridian will be entitled to any additional percentage rent for the period of the proration and before. If any percentage rent has been collected by Meridian before the Closing, the parties will adjust the amounts owed hereunder to reflect such receipt of funds.

                     (G) With respect to HVAC charges, the monthly billing paid by each tenant shall be prorated as of the Closing Date in the same manner that fixed rents are prorated and there will be no proration of the central cooling system expenses. Meridian will bill for chilled water at the end of calendar year 1998 and will reimburse Meridian's Agent based upon a fraction of the chilled water income times a fraction the numerator of which is the number of days between the date that the chillers were turned on in 1998, and the denominator of which is the total number of days that the chillers were operating during the calendar year 1998.

               (f)   Partnership Distributions - Dilution
          Reduction. Distributions in respect of the OP Units acquired by the OP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable Record Date under the Partnership Agreement), and the amount of distributions paid or to be paid to the OP Unit Recipients for the calendar quarter in which the Closing Date occurs shall be prorated accordingly. For example, if the Closing Date is August 1, 1998, the OP Unit Recipients shall be entitled to 61/92 of the distribution to be made in respect of the OP Units for the third quarter of 1998 when such distribution is paid with respect to all Common Units of Acquiror. In

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          addition, distributions to be paid to the OP Unit Recipients for the one (1) year period following the Closing shall be reduced to reflect the dilution resulting from this Transaction in accordance with the Acknowledgment. The exact amount of such dilution shall be calculated at Closing and reflected in the Acknowledgment.

          (g) Adjustments to Prorations. After the Closing, the Meridian' Agent and Acquiror shall from time to time, as soon as practicable after accurate information becomes available, and in any event within three hundred sixty-five (365) days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the Closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the Closing based upon estimated or incomplete information or (iii) for which any errors or omissions in computing prorations at the Closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due.
     Any such reimbursements not timely paid shall bear interest at the rate often percent (10%) per annum from the due date until all such unpaid sums together with all interest accrued thereon is paid.

          (h) Rental Concessions. There shall be no proration or reduction of the Gross Consideration with respect to any tenants that have the right to abate rent or additional rent for a period of time after the Closing; and there shall be no proration or reduction in the Gross Consideration with respect to signed leases for which rent shall not have commenced as a result of a construction allowance, inducement payment or otherwise.

          (i) Pending Leases. With respect to any In-Negotiation Leases which shall not have been signed on the Closing Date, on the Closing Date Meridian shall deposit (the "In-Negotiation Lease Deposit") with the Title Company an amount equal to one year of Fixed Minimum Rent and CAM, Taxes and insurance charges (based on 1998 estimates being charged to tenants) payable with respect to such In-Negotiation Leases. The Title Company shall invest the In-Negotiation Lease Deposit in United States Treasury bills or notes with a ninety (90) day maturity. In the event that any In-Negotiation Lease is not signed within six (6) months following the Closing, the Title Company shall deliver to Acquiror the portion of the In-Negotiation Deposit applicable to such In-Negotiation Lease. If an In-Negotiation Lease shall be executed within the six (6) month period following the Closing, the Title Company shall deliver to Meridian the portion of the In-Negotiation Deposit attributable to such In-Negotiation Lease. Following the Closing Date, subject to Acquiror's reasonable approval rights, Meridian or its designee shall continue the negotiation in good faith and shall use reasonable efforts to obtain the execution of the In-Negotiation Leases, Prospective Leases, and Lease Extension Modifications during the six-month period
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
     following the Closing Date and Acquiror shall cooperate in that endeavor. With respect to payment of leasing commissions relating to In-Negotiation Leases, Prospective Leases and Lease Extension Modifications executed not later than six (6) months after the Closing Date, Acquiror will pay Meridian or its designated agents 50% of such commission on signing and 50% of such commission on opening.

          (j) Timing. Except as otherwise expressly set forth in this Agreement, all prorations shall be made as of 11:59 p.m. on the night before the Closing. Five (5) days prior to Closing, Meridian and Acquiror shall agree upon the proration schedule which will be used by the parties in determining the Net Consideration to be received by Meridian at Closing, subject to post-closing adjustments pursuant to the terms of this Agreement.

     Section 7.4     Other Closing Costs.

          (a) Meridian shall be responsible for (i) one-half (1/2) of any governmental documentary transfer or transaction taxes or fees due on this transaction, (ii) one-half (1/2) of any escrow fee to the Title Company, (iii) one-half (1/2) of the cost of issuing the Title Report, and (iv) one-half (1/2) of any cost of the ALTA/ACSM survey of the Property ("Survey") incurred by Meridian in 1997 and 1998 and for all prior survey costs and expenses.

          (b) Acquiror shall be responsible for and pay (i) one-half (1/2) of any governmental documentary transfer or transaction taxes or fees due on this transaction, (ii) one-half (1/2) of any escrow fee to the Title Company, (iii) one-half (1/2) of the cost of issuing the Title Report, (iv) one-half (1/2) of any cost of the Survey incurred by Meridian in 1997 and 1998, and (v) any title premium in connection with the issuance of the Title Policies (including endorsements, standard or extended coverage and any related survey update costs).

          (c) Notwithstanding anything to the contrary set forth in this Agreement, it is understood that any reference to amounts to be "paid" by Meridian at the Closing shall mean that such amounts shall be treated as an Adjustment to the Gross Consideration and, consequently, Acquiror shall be responsible for providing the cash to pay all amounts required to complete the Closing. Any amounts to be paid by Acquiror to Meridian after the Closing will be paid in cash.

     Section 7.5 Further Documentation. At or following the Closing, Acquiror, Meridian shall execute any certificate or other instruments required by this Agreement, by law or local custom or otherwise reasonably requested by the other party to effect the transactions contemplated by this Agreement.

     Section 7.6 Possession of the Properties. Meridian shall grant and deliver to Acquiror on the Closing Date exclusive possession of the Property, in the condition required

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

by this Agreement, subject only to the Permitted Exceptions, free and clear of all tenancies and rights of occupants other than occupants and rights under the Leases.

     Section 7.7 Escrow Instructions. The provisions of this Agreement shall be deemed to be escrow instructions to the Title Company, which the Title Company hereby accepts. The Title Company shall have the right to require the parties to execute standard escrow conditions, but in the event of any conflict between the provisions of this Agreement and such standard escrow conditions, the provisions of this Agreement shall control.

                             ARTICLE VIII
                            MISCELLANEOUS

     Section 8.1     Damage or Destruction/Eminent Domain.

          (a)(i)     Acquiror shall be bound to acquire the
     Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than ten percent (10%) of the Gross Consideration with respect to insured casualties and five percent (5%) of the Gross Consideration with respect to uninsured casualties ("Damage Threshold Amount"), and any condemnation that does not materially and adversely affect the use or value of the Property ("Immaterial Condemnation"). If Acquiror is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, or if Acquiror elects not to terminate this Agreement pursuant to
     SECTION 8.1(B), then upon the Closing in the event of damage covered by insurance or an Immaterial Condemnation occurring during the Contract Period, Acquiror shall receive a credit against the Gross Consideration in the amount (net of collection costs and costs of repair reasonably incurred by the Meridian and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Meridian as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Meridian's insurance policy, and Meridian shall assign to Acquiror all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing. In the event of damage not covered by insurance, the amount of such damage shall be treated as an Adverse Matter pursuant to SECTION 3.2.

               (ii) In the event of any assignment of insurance proceeds in accordance with this Section, Meridian shall notify Acquiror of any disputes between Meridian and the insurance carrier related to the claim giving rise to such proceeds. Meridian will reasonably cooperate with Acquiror in attempting to collect such proceeds from the insurance carrier and if, in the reasonable judgment of Acquiror, a collection action is necessary to obtain such proceeds, the reasonable costs of such

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

     collection action will be divided equally between Meridian and Acquiror. The provisions of this SECTION 8.1(A) shall survive the Closing.

          (b) If, prior to the Closing Date, any Property suffers damage or destruction that involves repair costs in excess of the Damage Threshold Amount or condemnation that materially and adversely affects the use and value of the Property, then Acquiror may terminate this Agreement by giving written notice to Meridian within five (5) Business Days after Acquiror receives notice of the occurrence of such damage or condemnation, in which event the Deposit shall be returned to Acquiror. If the parties disagree as to whether or not Acquiror is entitled to terminate this Agreement pursuant to this SECTION 8.1(B), then such disagreement shall be promptly submitted to arbitration pursuant to SECTION 8.5.

     Section 8.2 Fees and Commissions. Meridian represents and warrants to Acquiror, and Acquiror represents and warrants to Meridian, that no person or entity other than Salomon Smith Barney can properly claim a right to a real estate broker's or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation (collectively, "Real Estate Compensation") with respect to the transaction contemplated by this Agreement based upon the acts of the representing party. Meridian shall be responsible for any Real Estate Compensation that may be due to Salomon Smith Barney resulting from the transaction contemplated by this Agreement. Meridian shall indemnify, protect, defend and hold Acquiror harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) and returned commissions, directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, from any claim for Real Estate Compensation by any person or entity with respect to the transaction contemplated by this Agreement based upon the acts of Meridian. Acquiror shall indemnify, protect, defend and hold each of Meridian and the Meridian Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) and returned commissions, directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, any claim for Real Estate Compensation by any person or entity (other than Salomon Smith Barney) with respect to the transaction contemplated by this Agreement based upon the acts of the Acquiror.

     Section 8.3 Successors and Assigns. (a) Acquiror may not assign any of Acquiror's rights or duties hereunder without the prior written consent of Meridian, which consent may be withheld by Meridian in its absolute discretion.; provided, however, that Acquiror may assign this Agreement to a wholly-owned affiliate of Acquiror (an "Affiliate") without Meridian's consent (but with prior notice to Meridian) provided that Acquiror (i) represents that such Affiliate is, as of the Closing Date, an entity that is disregarded as an entity separate from its owner for federal income tax purposes (in accordance with Treasury Regulation Section 301.7701-3(b)(1)(ii)) and for applicable state income tax purposes ("Ignored"), and
(ii) agrees to pay, indemnify and hold harmless each of Meridian and

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

the Meridian Related Parties against (A) any liability for federal, state or local taxes arising as a direct or indirect result of any failure of an Affiliate to be Ignored, as of the Closing Date,
(B) any costs and expenses including, without limitation, interest, penalties, reasonable attorneys' and accounting fees, and any other costs directly or indirectly related to, arising out of or in any manner connected with the payments described in this sentence, and
(C) any additional liability for taxes associated with the receipt of any payments of amounts described in clauses (A) and (B) of this
SECTION 8.3. Notwithstanding any such assignment, Acquiror agrees that Acquiror shall remain primarily liable for all representations, warranties and covenants by Acquiror set forth in this Agreement and the OP Units shall be issued by Acquiror and the covenants of Section
5.4 shall continue as obligations of Acquiror.

          (b) Meridian shall only be permitted to assign this Agreement to an entity or entities to which title to the Property has been transferred (or which entity has the right to receive title) and which entity(ies) are comprised solely of persons and/or entities that are members of Meridian as of the date of this Agreement, and only if (A) such entities execute and deliver to Acquiror an instrument pursuant to which the assignee assumes this Agreement on a joint and several basis and
     (B) Meridian agrees that Meridian shall remain primarily liable for all representations, warranties and covenants by Meridian set forth in this Agreement and shall not be released from any of its obligations hereunder.

     Section 8.4 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid, by certified mail, return receipt requested, or by any nationally known overnight delivery service, or by courier hand delivery, provided a receipt is obtained therefor, or by facsimile transmission provided a confirmation is received therefor. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon delivery if sent by overnight delivery service, courier or facsimile. All notices shall be addressed to the party at the address below:

     To Meridian:             Meridian Mall Associates Limited
LC
                         Attention:  Arthur Weisman
                         17401 Aldersyde Drive
                         Shaker Heights, Ohio  44120

               and:      Robert T. Samuels
                         Samuels & Associates
                         433 South Main Street, Suite 110
                         West Hartford, Connecticut  06110
                         Telephone No:  (860) 561-6764
                         Fax No:  (860) 561-6768


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

               and:      Roger E. Benjamin
                         Samuels & Associates
                         7589 Fairmont Court
                         Boca Raton, Florida  33496

               and:      William Heller
                         23611 Chagrin Boulevard
                         Beachwood, Ohio  44122

               with a copy to:     Gary W. Melsher, Esq.
                         Jones, Day, Reavis & Pogue
                         North Point
                         901 Lakeside Avenue
                         Cleveland, Ohio  44114
                         Telephone No:  (216) 586-7274
                         Fax No:  (216) 579-0212

               and a copy to: John R. Herbert
                         Salomon Smith Barney
                         388 Greenwich Street
                         New York, New York  10013
                         Telephone No:  (212) 816-7114
                         Fax No:  (212) 816-7491

          To Acquiror:   CBL & Associates Limited Partnership
                         Attention:  President
                         One Park Place
                         6148 Lee Highway
                         Chattanooga, Tennessee  37421
                         Telephone No:  (423) 855-0001
                         Fax No:  (423) 490-8390
                                  (423) 490-8662

               with a copy to:     Keith L. Honnold
                         Watermill Center
                         800 South Street, Suite 395
                         Waltham, Massachusetts  02154-1439
                         Telephone No:  (781) 647-3330
                         Fax No:  (781) 647-1611

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

               with a copy to:     Mary Ann Sinnott
                         CBL & Associates Properties, Inc.
                         One Park Place
                         6148 Lee Highway
                         Chattanooga, Tennessee  37421
                         Telephone No:  (423) 490-8638
                         Fax No:  (423) 490-8390
                                  (423) 490-8662

               with a copy to:     Eugene A. Pinover
                              Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, NY 10019
                              Telephone:  (212) 728-8254
                              Fax No.:  (212) 728-8111

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this SECTION 8.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

Any notice required hereunder to a Meridian Related Party which holds OP Units, shall be deemed given if sent to such party in the manner set forth in Section 8.4 of the Agreement at the address set forth in a letter given by Meridian and each OP Unit Recipient at the Closing to Acquiror directing Acquiror to deliver the OP Units directly to the Recipients or at such other address as to which an OP Unit Recipient shall notify Acquiror pursuant to the provisions of
Section 8.4 hereof.

     Section 8.5     Arbitration of Disputes.

          (a)  Controversies or claims to be submitted to
     arbitration pursuant to SECTIONS 3.2, 3.3, 4.2 or 8.1(B) above shall be resolved exclusively and solely by a "baseball-style" arbitration conducted before a single Arbitrator selected under the mutual-elimination procedures set forth in Section 13 of the Commercial Rules of the American Arbitration Association ("AAA Rules"). A "baseball-style" arbitration shall be one in which each of Acquiror and Meridian makes its best case and the Arbitrator selects which one of the two is more correct, without averaging of the two positions of the parties. Arbitration shall be conducted in Boston, Massachusetts and Acquiror Meridian hereby consent to jurisdiction over their respective persons before the American Arbitration Association in Boston Massachusetts and before state and federal courts in Boston Massachusetts for any proceedings to enforce an arbitration award or decision rendered pursuant to this Agreement. Acquiror and Meridian hereby agree that Boston, Massachusetts is a proper venue for all of the foregoing proceedings. The Arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is
     arbitrable shall be determined by the Arbitrator(s).   The
     Arbitrator(s) shall use best efforts to conduct a hearing on the merits within five (5) Business Days after the appointment of the Arbitrator(s). The loser of the Arbitration shall pay all costs in connection therewith. The instructions to the Arbitrator shall state that the arbitration must be completed within ten (10) Business Days, but neither party shall have the right to terminate the
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

     Arbitration unless such Arbitrators' decision shall not be rendered within sixty (60) days of the date of commencement of the Arbitration proceeding. If such Arbitration is terminated, the parties will immediately commence another Arbitration to resolve the issue.

          (b) Judgment upon the arbitration award may be entered in any court of competent jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (c) Notwithstanding anything to the contrary set forth above, in the event that any arbitrable dispute involves the environmental or physical condition of the Property, the matter shall be submitted for decision to a single referee (the "Referee"). The Referee shall be a person of recognized expertise in the applicable discipline chosen by Acquiror from a list of three (3) potential Referees presented by Meridian within one (1) week following the demand for arbitration. The Referee shall use his or her best efforts to conduct an informal hearing on the matter in dispute within ten (10) days of selection, and to render a decision within thirty (30) days of selection. The losing party shall pay all costs, including the fee of the Referee.

          (d) Notwithstanding anything to the contrary set forth above, in the event either party demands arbitration pursuant to the provisions of this Agreement, except as otherwise expressly provided hereunder, the Closing Date shall be deferred until the matter is decided pursuant to the provisions of this SECTION 8.5, unless Meridian elects to complete the arbitration after the Closing by delivering written notice to Acquiror within three (3) Business Days following receipt or delivery of an arbitration notice. In the event that Meridian elects to complete the arbitration after the Closing, a portion of the Net Consideration comprised of OP Units and cash (in the same proportion as the allocation of the Net Consideration between cash and OP Units) equal in value to the estimated amount in dispute in excess of the Materiality Threshold Amount (as reasonably determined by Acquiror) shall be held in escrow by the Title Company following the Closing pending completion of the arbitration. In the event that the Arbitrator's or Referee's determination results in a reduction in the Net Consideration pursuant to the terms of this Agreement, the Title Company shall return to Acquiror OP Units and cash with a value equal to the amount of such reduction and the balance of the OP Units and cash held in escrow shall be released to for allocation among the OP Unit Recipients. In the event that the arbitration involves economic issues, such as, for example, discrepancies between the rents reflected on the Tenant List attached to this Agreement and the actual Leases, the parties agree that the estimated amount held in escrow pursuant to this
     SECTION 8.5(D) shall be determined by using a cap rate of eight and 25/100 percent (8.25%).

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

     Section 8.6     Acquiror and Contributor Representatives.

          (a) Acquiror shall be entitled to rely upon any notice, approval or decision with respect to the Property, if the same is given, made or expressed by the following individuals acting on behalf of Meridian: Robert T. Samuels or Roger E. Benjamin.

          (b) Meridian shall be entitled to rely upon any notice, approval or decision given, made or expressed by the following individuals acting on behalf of Acquiror: Stephen Lebovitz, Keith L. Honnold or Mary Ann Sinnott.

     Section 8.7     Time is of the Essence.  Time is of the
essence of every provision contained in this Agreement.

     Section 8.8 Incorporation by Reference. All of the exhibits and schedules attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

     Section 8.9 Attorneys Fees. In the event any dispute between Acquiror and Meridian should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation including without limitation, reasonable attorneys' fees and costs. Attorneys fees shall be included in the cap on Meridian's exposure set forth in this Agreement.

     Section 8.10 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 8.11    Governing Law.  This Agreement shall be
construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Michigan (without giving effect to principles of conflicts of laws).

     Section 8.12 Operating Records. At the Closing Meridian agrees to deliver to Acquiror Meridian's unaudited monthly balance sheets and income statements for the Property for the 1998 calendar year through the last calendar quarter ended before the Closing Date and for the comparable portion of the 1997 calendar year. Meridian shall have reasonable access to the financial and all other records delivered by Meridian to Acquiror.

     Section 8.13 Confidentiality. (a) Acquiror and Meridian acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential and not disclosed to any person or entity that is not a party to this Agreement or the owner of an interest in the entities that are a party to this Agreement, unless and until the Closing occurs in accordance with the terms of this SECTION 8.13; provided, however, that in accordance with the terms of the Confidentiality Agreement each party shall be entitled to discuss and disclose the transaction with employees, agents, consultants, attorneys, accountants, lenders, clients and representatives of such party that are engaged in this transaction, subject to the requirement that each of the foregoing shall also be bound by the terms of this SECTION 8.13. Any public release of information with respect to the pendency or content of the transaction shall be subject to the approval of Acquiror and Meridian. Notwithstanding the foregoing, after the execution of this Agreement, Acquiror shall be permitted to disclose any matter relating to the contemplated transaction, the Property or its operating or financial results as Acquiror may reasonably determine is necessary or advisable in connection with fulfilling the Acquiror's or the REIT's obligations under state and federal securities laws or in connection with discussions with financial analysts, provided that any such disclosures shall be limited to the categories of information set forth on EXHIBIT LL, and provided further that Acquiror shall deliver to Meridian prior to release any proposed press release relating to the transaction and shall afford Meridian reasonable opportunity to comment thereon. None of the Meridian or the Meridian Related Parties shall have any responsibility with respect to the timing or content of any such disclosures whatsoever except to the extent of any disclosure required by applicable law to be made by Meridian, and Acquiror shall indemnify, protect, defend and hold the Meridian and the Meridian
Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law), directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, any inaccuracies in Acquiror's disclosures pertaining to this Agreement or the contemplated transactions except for inaccuracies based on information provided by Meridian to Acquiror. Notwithstanding anything to the contrary contained herein, neither party shall make any public announcement or filing with respect to this transaction until the expiration of each party's right to terminate this Agreement pursuant to Section 3.2(i) hereof.

          (b) Notwithstanding the termination of this Agreement, any disclosure of information permitted by Acquiror or the REIT under paragraph (a) above shall not be deemed a breach or violation by such Person of the provisions of the Confidentiality Agreement.

     Section 8.14 Counterparts. This Agreement may be executed in one or more identical counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

     Section 8.15    Entire Agreement.  The Confidentiality
Agreement and this Agreement, and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits and schedules when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

     Section 8.16 Waiver of Jury Trial. Acquiror and Meridian waive any right to trial by jury of any claim arising under or with respect to this Agreement, whether now existing or hereafter arising. Acquiror and Meridian hereby agree that, except as provided in
SECTION 8.5, any such claim shall be decided by a court trial without a jury and that any party hereto may

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file an original counterpart or copy of this Section with any court as written evidence of the consent of the other party hereto to the waiver of its right of trial by jury.

     Section 8.17 Binding Agreement. Subject to the provisions of SECTION 8.3, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties and covenants shall not survive the Closing unless stated to the contrary in this Agreement.

     Section 8.18 Code or Treasury Regulation Reference. Any reference in this Agreement to sections of the Code or Treasury
Regulations shall be deemed to include any successor provisions thereto.

     Section 8.19 OP Unit Recipient Third Party Beneficiaries. Each OP Unit Recipient shall be deemed to be a third party beneficiary of those provisions of this Agreement relating to OP Units and shall have the right to institute any legal actions without joining Meridian or any other OP Unit Recipient. No other party shall be deemed to be a third party beneficiary of this Agreement.

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     IN WITNESS WHEREOF, Acquiror and Meridian have executed this
Agreement as of the day and year first written above.


ACQUIROR:

CBL & ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  CBL & Associates Properties, Inc.

By:    /s/  Stephen D. Lebovitz
        ---------------------------
Name:    Stephen D. Lebovitz
Title:   Executive Vice President



MERIDIAN:

MERIDIAN MALL ASSOCIATES LIMITED L.C.
an Ohio limited liability company


By:   /s/ Robert T. Samuels
        --------------------------
     Robert T. Samuels, Member